Exhibit 10.01

STOCK PURCHASE AGREEMENT

among

PAC INDUSTRIES, INC.,

FIRST BANKERS TRUST SERVICES, INC.,

as the Trustee of the

PAC INDUSTRIES, INC. EMPLOYEE STOCK OWNERSHIP TRUST

KAITLYN A. COSTABILE, PHILIP A. COSTABILE II, CHRISTINA MARIE COSTABILE, EMILY M. BRADBURY, KARRAH D. DEVLIN, SOMMER COSTABILE AND ROCCO J. COSTABILE,

FRANK COSTABILE,

as Representative of the Warrant Holders

and

EVI INDUSTRIES, INC.

dated as of

January 18, 2019

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of January 18, 2019, is entered into by and among PAC INDUSTRIES, INC., a Pennsylvania corporation (the “Company”), the PAC INDUSTRIES, INC. EMPLOYEE STOCK OWNERSHIP TRUST (“Trust”) acting herein through FIRST BANKERS TRUST SERVICES, INC. (“FBTS” or “Trustee”), not in an individual or corporate capacity but solely as Trustee of the Trust established in connection with the PAC INDUSTRIES, INC. EMPLOYEE STOCK OWNERSHIP PLAN (the “Plan”) (the Plan and the Trust referred to herein collectively as the “ESOP” or “Seller”), KAITLYN A. COSTABILE, PHILIP A. COSTABILE II, CHRISTINA MARIE COSTABILE, EMILY M. BRADBURY, KARRAH D. DEVLIN, SOMMER COSTABILE AND ROCCO J. COSTABILE (each, a “Warrant Holder,” and collectively, “Warrant Holders”), Frank Costabile, not in an individual capacity but in his capacity as the representative of the Warrant Holders (the “Warrant Holder Representative”), and EVI INDUSTRIES, INC., a Delaware corporation (“Buyer”). The Company, Buyer, Seller and the Warrant Holders are referred to collectively in this Agreement as the “Parties.”

RECITALS

WHEREAS, the Company established the Plan, a qualified tax-exempt retirement plan, and its related Trust, effective as of January 1, 2008 (as amended from time to time, the ESOP);

WHEREAS, the Company (a) sells, distributes, brokers, and supplies new, used and rebuilt equipment, parts, accessories and supplies and provides installation, maintenance, service and repairs of commercial, industrial, and vended laundry equipment, rail and conveyor equipment, steam and hot water boilers and heaters, and water reuse and recycling systems, (b) designs and plans commercial, industrial and vended laundry, rail, boiler and water systems, and (c) installs industrial, commercial and vended laundries, (collectively the “Business”);

WHEREAS, Seller owns three hundred thousand (300,000) shares (the “Shares”) of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company;

WHEREAS, Warrant Holders own warrants to purchase an aggregate of 116,965 shares of Company Common Stock (each a “Warrant” and collectively, the “Warrants”), each with any exercise price of $3.65 per share;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares (the “Stock Purchase”), subject to the terms and conditions set forth herein;

WHEREAS, prior to the Closing, each Warrant Holder shall, in accordance with Section 2(f) of each Warrant, put such Warrant Holder’s Warrant to the Company and the Company shall pay the put price for each Warrant by delivering to each Warrant Holder a promissory note pursuant to Section 2(f)(ii) of each Warrant;

WHEREAS, the Parties (as defined herein) intend that the sale of the Shares by Seller to Buyer hereunder shall qualify as a “qualified stock purchase” within the meaning of Section 338(d) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend to make a joint election pursuant to Section 338(h)(10) of the Code with respect to such qualified stock purchase;

WHEREAS, the Board of Directors of the Company has reviewed the terms and conditions of the Stock Purchase and has approved the same and has recommended the Stock Purchase as in the best interests of the sole stockholder of the Company;

WHEREAS, the Trustee has determined that the Stock Purchase is in the best interests of the ESOP and the Plan participants and their beneficiaries and that the Stock Purchase is consistent with the Trustee’s fiduciary duties under Title I of ERISA (the “ERISA Fiduciary Standards”) to sell the Shares to Buyer;

WHEREAS, the Trustee has relied upon the Fairness Opinion from the Advisor dated and effective as of the date hereof for the Trustee’s execution of this Agreement;

WHEREAS, the terms and conditions of the Stock Purchase have been reviewed by and taken into account by the Advisor in rendering the Fairness Opinion dated as of the date hereof;

WHEREAS, it is in the best interests of all Parties hereto to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“338(h)(10) Election” means an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Tax Law) with respect to the purchase and sale of the Shares hereunder.

“338(h)(10) Election Forms” has the meaning set forth in Section 7.08(a).

“2017 Balance Sheet” has the meaning set forth in Section 3.05(a).

“2017 Balance Sheet Date” has the meaning set forth in Section 3.05(a).

“2018 Audited Financial Statements” has the meaning set forth in Section 7.21

“Accounting Principles” means the same accounting practices, procedures, policies and methods used and applied by the Company in preparation of the Financial Statements, all of which are in accordance with GAAP.

“Advisor” means SC&H Tax & Advisory Services, LLC, the independent financial advisor to the Trustee.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 7.09.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.20(b).

“Audited Financial Statements” has the meaning set forth in Section 3.05(a).

“Bank Accounts” has the meaning set forth in Section 3.19.

“Benefit Plan” has the meaning set forth in Section 3.15(a).

“Business” has the meaning set forth in the recitals.

“Business Combination” means, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of a material portion of the assets of such Person.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Miami, Florida are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 7.01(a).

“Buyer Common Stock” means shares of common stock, par value $0.025 per share, of Buyer.

“Buyer Indemnified Party” has the meaning set forth in Section 9.02.

“Cap” has the meaning set forth in Section 9.05(b).

“Cash” means cash and cash equivalents of the Company.

“Cash Consideration” means Six Million Four Hundred Thousand Dollars ($6,400,000).

“Closing” has the meaning set forth in Section 2.04.

“Closing Balance Sheet” has the meaning set forth in Section 3.05(a).

“Closing Cash” means Cash of the Company as of the Effective Time.

“Closing Cash Payment” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Indebtedness” means the Indebtedness of the Company as of the Effective Time, other than Permitted Indebtedness.

“Closing Transaction Expenses” means the Transaction Expenses of the Company, without giving effect to the Closing.

“Closing Working Capital” has the meaning provided in Schedule 1.01 of the Disclosure Schedules.

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Continuing Employee” has the meaning set forth in Section 7.04(a).

“Company’s 2018 Contribution” has the meaning set forth in Section 7.07(f).

“Contract” means any contract, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other agreement (whether written or oral).

“Customer Deposits” means customer deposits of the Company as of the Closing Date calculated in accordance with GAAP.

“Decrease Amount” has the meaning set forth in Section 2.05(c)(i).

“Deductible” has the meaning set forth in Section 9.05(a).

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company, Seller, Warrant Holders and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.05(b)(iii).

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Election Date” has the meaning set forth in Section 3.17(a)(iii).

“Employees” means those Persons employed by the Company immediately prior to the Closing, including those on vacation, taking approved time off or on any other leave of absence or on a disability with the legal or contractual right to return to employment, as set forth in Section 3.16(c) of the Disclosure Schedules.

“Environment” or “Environmental” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any and all administrative or judicial proceedings pursuant to or relating to any applicable Environmental Law by any Person relating to any actual or potential (x) violation of or liability under any Environmental Law, (y) violation of any Environmental Permit, or (z) liability for any costs or damages related to the presence, Environmental Release, or threatened Environmental Release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling.

“Environmental Law” means any and all Laws relating to the Environment.

“Environmental Permit” means any Permit under or in connection with any Environmental Law.

“Environmental Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment, except those permitted under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated at the relevant time together with the Company as a “single employer” within the meaning of Section 414 of the Code.

“ERISA Fiduciary Standards” has the meaning given to it in the Recitals.

“Escrow” means the escrow fund established pursuant to the Escrow Agreement

“Escrow Agent” means Fifth Third Bank, an Ohio banking corporation.

“Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit A, and as modified by the Parties prior to Closing.

“Escrow Amount” means an amount equal to the ESOP Escrow Amount plus the Warrant Holders Escrow Amount.

“ESOP” has the meaning set forth in the recitals.

“ESOP Equity Consideration” means a number of shares of Buyer Common Stock equal to the quotient of (i) Three Million Nine Hundred Eighty Three Thousand Seven Hundred Twenty One Dollars ($3,983,721) divided by (ii) the average closing price per share of Buyer Common Stock on the NYSE American for the thirty (30) trading days immediately prior to the Closing Date as reported by the NYSE American.

“ESOP Escrow Amount” means Seven Hundred Nineteen Thousand Four Hundred Eighty Five Dollars ($719,485).

“ESOP Loan” has the meaning set forth in Section 7.07(f).

“Estimated Closing Cash Payment” has the meaning set forth in Section 2.02(b).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.02(b).

“Excess Adjustment Amount” has the meaning set forth in Section 2.05(c)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Leases” means any lease between the Company and an affiliate of the Company.

“Facility Leases” means the Facility leases in substantially the form attached hereto as Exhibits B-1 and B-2, between the Company and PAC LLC.

“Fairness Opinions” means the opinions, in form and substance in accordance with Section 3(18) of ERISA, prepared by the Advisor, an “independent appraiser” (within the meaning of Section 401(a)(28)(C) of the Code), and issued to the Trustee that: (a) the consideration to be received by the ESOP hereunder is not less than adequate consideration as that term is defined in Section 3(18) of ERISA and (b) that terms of the Stock Purchase and related transactions, taken as a whole, are fair to the ESOP from a financial point of view.

“FBTS” has the meaning set forth in the preamble.

“Final Closing Cash Payment” means the Closing Cash Payment, as finally determined in accordance with Section 2.05.

“Final Closing Date Statement” has the meaning set forth in Section 2.05(a).

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Fundamental Representations” means the representations and warranties contained in Section 3.01 (Organization, Authority and Qualification of the Company); Section 3.02 (Capitalization); Section 3.03 (Subsidiaries); Section 3.04 (No Conflicts; Consents); Section 3.14 (Environmental Matters); Section 3.15 (Employee Benefit Matters); Section 3.17 (Tax Matters); Section 3.23 (Brokers); Section 4.01 (Authorization), Section 4.02 (No Conflicts; Consents), 4.03 (Warrants), Section 5.01 (Authorization); Section 5.02 (No Conflicts; Consents); Section

5.03 (Ownership); Section 6.01 (Organization and Authority of Buyer); Section 6.02 (No Conflicts; Consents); Section 6.03 (Brokers); and Section 6.05 (Buyer Common Stock).

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means perchloroethylene, petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law, in each case to the extent in excess of amounts or concentrations permitted by applicable Environmental Law.

“Immediate Family Member” of any Person, means, any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such security holder, and any person (other than a tenant or employee) sharing the household of such Person.

“Income Tax Returns” means any Tax Return with respect to any Income Tax. “Increase Amount” has the meaning set forth in Section 2.05(c)(ii).

“Income Taxes” means any United States federal, state, local or non-U.S. Tax that, in whole or in part, is based on, measured by or calculated by reference to income, profits, receipts or gains.

“Increase Amount” has the meaning set forth in Section 2.05(c)(i).

“Indebtedness” of any Person means, without duplication, all obligations of such Person (i) means as of any date: either (a) any Liability of such Person (i) for borrowed money, (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or similar instruments, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (v) for all or any part of the deferred purchase price of property or services, including any “earnout” or similar payments or any non-compete payments, (b) any Liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, “Indebtedness” includes (A) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) with respect to the prepayment of any Indebtedness, (B) all “cut” but uncashed checks issued by the Company that are outstanding as of the Closing Date, (C) cash, book or bank account overdrafts, including negative balance cash accounts and (D) any and all amounts owed by the Company to any of its respective Affiliates, including Seller or any of its Affiliates.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” has the meaning set forth in Section 2.05(c)(iii).

“Intellectual Property” means (a) all trademarks, service marks, trade names, trade dress, product names and slogans both registered and unregistered, and any common law rights and good will appurtenant thereto, and all applications and registrations thereof; (b) all copyrights in copyrightable works and all other ownership rights in any works of authorship, any derivations thereof and all moral rights appurtenant thereto and all applications and registrations thereof; (c) all registered, reserved and unregistered domain names, uniform resource locators and keywords; (d) all computer and electronic data, documentation and software, including both source and object code, computer and database applications and operating programs; (e) all rights relating to the use of any name, image or likeness of any Person or the portrayal of a Person, either individually or together with others; (f) all trade secrets and confidential business, technical and proprietary information, including ideas, research notes, development notes, know-how, residuals, formulas, business methods and techniques, supplier lists, and marketing, financial and pricing data; (g) the right to sue both in equity and for past, present and future damages of any or all of the foregoing; (h) all existing copies and tangible embodiments of any or all of the foregoing, in whatever form or medium; (i) all right, title and interest (free and clear) in and to the Company’s website(s), including without limitation, the framework and infrastructure of such website(s), the layout design and the “look and feel” thereof, all related software, source code and object code, all CGI, HTML, XML or other coding, all scripts and applets, all web graphics and data, all navigational buttons, all server configurations, and any and all attendant intellectual property rights therein; and (j) all other intellectual property rights relating to any or all of the foregoing including any renewals, continuations or extensions thereof.

“Interim Balance Sheet” has the meaning set forth in Section 3.05(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05(a).

“Interim Financial Statements” has the meaning set forth in Section 3.05(a).

“Key Employee” means each of Frank Costabile, Rocco Costabile, Joseph Leo and Curt Smith.

“Knowledge of the Company or Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Key Employees, and such knowledge that such individuals would reasonably be expected to have in the normal course of exercising his duties based on applicable title or position.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” and “Liabilities” means any and all debts, liabilities, commitments and obligations, whether direct or indirect, fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, due or to become due, known or unknown, asserted or not asserted, ascertained or ascertainable.

“Lien” means any claim, lien, charge, mortgage, pledge, hypothecation, assessment, security interest, lease, lien (statutory or other), option, levy, charge, economic interest, right of use, conditional sale Contract, title retention Contract, or other encumbrance of any kind whatsoever, or other Contract to give any of the foregoing.

“Losses” means losses, damages, liabilities, claims, awards, judgments, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means (a) with respect to the Company, the assets of the Company, or liabilities (including contingent liabilities), (i) a change in (or effect on) the condition (financial or otherwise), properties, assets of the Company or liabilities (including contingent liabilities), rights, obligations, system of internal controls, operations, operating results, business or prospects (including, without limitation, the Company’s equipment sales pipeline and equipment sales backlog), which change (or effect) is materially adverse to the financial condition, properties, assets or liabilities, rights, obligations, system of internal controls, operations, operating results, business or prospects (including, without limitation, the Company’s equipment sales pipeline and equipment sales backlog) of the Company; or (ii) a material adverse effect on the ability of the Company or Seller to consummate the transactions contemplated hereby, and (b) with respect to Buyer, a material adverse effect on its ability to consummate the transactions contemplated hereby; provided, however, that with respect to the Company, “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its Business.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Customer” has the meaning set forth in Section 3.21(a).

“Material Supplier” has the meaning set forth in Section 3.21(b).

“Minimum Cash Amount” means cash in an amount equal to Customer Deposits.

“Non-Competition Agreements” means the Non-Competition Agreements in substantially the form attached hereto as Exhibit C, between the Company and each of the Key Employees, and Warrant Holders.

“Nondisclosure Agreement” has the meaning set forth in Section 7.10.

“Organizational Documents” means, with respect to any Person that is not a natural person, the organizational documents of such Person, as amended to the date in question. The term Organizational Documents includes articles or certificates of incorporation, by-laws, stockholders agreements, certificates or articles of formation, operating agreements, limited partnership agreements, joint venture agreements, and other similar documents pertaining to the governance and organization of the Person in question (including those pertaining to any trust).

“Owned Intellectual Property” has the meaning set forth in Section 3.1(b).

“Parties” shall mean collectively, Buyer, Seller and the Company.

“Party” shall mean any of Buyer, Seller or the Company.

“Patriot Act” has the meaning set forth in Section 3.20(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Indebtedness” means that certain Promissory Note, dated February 1, 2017, issued by the Company to East Coast Equipment Service, provided that the outstanding principal amount of such Promissory Note at the Effective Time does not exceed $200,000.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Plan” has the meaning set forth in the recitals.

“PPCA” has the meaning set forth in Section 3.15(k).

“Pre-Closing Period” has the meaning set forth in Section 7.08.

“Pre-Closing Taxes” means (i) any Taxes of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, (ii) any Taxes of Seller with respect to matters contemplated in clause (i), (iii) Taxes arising out of the transactions contemplated by this Agreement, (iv) any Tax imposed under Section 1374 of the Code, (v) any Taxes arising out of any failure of the Company to be a valid S corporation within the meaning of Section 1361 of the Code at any time since the Election Date for federal, state or local income Tax purposes in all jurisdictions in which the Company has been obligated to file income Tax Returns, (vi) any Taxes arising out of an invalid or ineffective 338(h)(10) Election or an inability to make a 338(h)(10) Election (in each case, other than those Taxes directly resulting from an action or inaction by Buyer), (vii) any amount required to be paid by the Company under an indemnification agreement (other than this Agreement) or on a transferee or successor liability theory, in respect of any Taxes of any Person, which indemnification agreement or application of transferee or successor liability theory relates to an acquisition, disposition or similar transaction occurring on or prior to the Closing Date, and (viii) any Taxes of any Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law) with respect to any Tax period or portion thereof ending on or prior to the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Put Notice” has the meaning set forth in Section 7.20.

“Qualified Benefit Plan” has the meaning set forth in Section 3.15(b).

“Recovery” has the meaning set forth in Section 9.09.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.05(b)(ii).

“Review Period” has the meaning set forth in Section 2.05(b)(i).

“Sale Notice” has the meaning set forth in Section 7.20

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by Buyer or any of its subsidiaries with the SEC pursuant to the federal Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and any successor Laws.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Party” has the meaning set forth in Section 9.04.

“Shares” has the meaning set forth in the recitals.

“Site” means any of the real properties currently or previously owned, leased, used or operated by the Company, including, without limitation, all soil, subsoil, surface waters, and ground water thereat.

“Statement of Objections” has the meaning set forth in Section 2.05(b)(ii).

“Stock Purchase” has the meaning set forth in the recitals.

“Stockholders Agreement” means the Stockholder Agreement in substantially the form attached hereto as Exhibit D, between the Company and each of the Key Employees, and Warrant Holders.

“Target Working Capital” means a range between Three Million One Hundred Thousand Dollars ($3,100,000) (the “Minimum Target Working Capital”) and Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) (the “Maximum Target Working Capital”).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, capital, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, disability, estimated, value-added, excise, severance, environmental, stamp, occupation, premium, property (real or personal), escheat, unclaimed property, real property gains, windfall profits, stamp, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 9.06(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Non-Competition Agreements, the Stockholders Agreement, and the Facility Leases.

“Transaction Expenses” means (i) all of the fees, expenses and other payments incurred by the Company, Warrant Holders, Warrant Holder Representative, or Trustee on behalf of the ESOP or Seller in connection with the transactions contemplated by this Agreement (on their own behalf and/or on behalf of Trustee or Seller), (ii) all fees and expenses of legal, accounting and financial advisors, the Trustee, the Advisor, data room providers, and other advisors of Seller, Trustee, the Company or the Warrant Holders, (iii) one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement, and (iv) all fees, expenses and other payments of the Company, Warrant Holders, Trustee on behalf of the ESOP or Seller including, without limitation, change of control sale bonuses or payments, phantom equity, deferred compensation, severance payments to any current or former employee, director or independent contractor of the Company, but not including ordinary and usual expenses in connection with maintenance of the ESOP as an employee benefit plan, that the Company, Trustee on behalf of the ESOP, or Seller are obligated to pay at or after Closing (plus the employer portion of any employment, payroll, and/or any other Taxes thereon), in each case to the extent payable from the general assets of the Company and not paid in full prior to the Closing.

“Trust” has the meaning set forth in the preamble.

“Trustee” has the meaning set forth in the preamble.

“Uncollected Accounts Receivable” has the meaning set forth in Section 2.05(d).

“Volume Submitter Plan” has the meaning set forth in Revenue Procedure 2015–36, Internal Revenue Bulletin, 2015-27.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant” or “Warrants” means has the meaning set forth in the preamble.

“Warrant Holders” has the meaning set forth in the preamble.

“Warrant Holders Equity Consideration” means a number of shares of Buyer Common Stock equal to the quotient of (i) Two Million Two Hundred Sixty Six Thousand Two Hundred Seventy Nine Dollars ($2,266,279) divided by (ii) the average closing price per share of Buyer Common Stock on the NYSE American for the thirty (30) trading days immediately prior to the Closing Date as reported by the NYSE American.

“Warrant Holders Escrow Amount” means Two Hundred Eighty Thousand Five Hundred Fifteen Dollars ($280,515).

“Warrant Holders Notes” means the notes to be issued by the Company to the Warrant Holders upon exercise by the Warrant Holders of the of the Put Option under the Warrants.

“Warrant Holders Payment” has the meaning set forth in Section 2.03(e).

“Warrant Holder Representative” has the meaning set forth in the preamble.

ARTICLE II
PURCHASE AND SALE

Section 2.01        Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Liens for the consideration specified in Section 2.02.

Section 2.02        Purchase Price; Estimated Closing Cash Payment.

(a)                Purchase Price. The aggregate purchase price for the Shares shall be an amount equal to TWELVE MILLION EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($12,850,000) (the “Purchase Price”). Buyer shall (1) at the Closing, deliver to Seller the ESOP Equity Consideration, and (2) at the times and in the manner and amounts set forth in Section 2.03 and Section 2.05 hereof, pay to Seller an amount equal to the following (the “Closing Cash Payment”):

(1)               the Cash Consideration:

(2)               plus the amount, if any, by which the Closing Working Capital exceeds the Maximum Target Working Capital (for the avoidance of doubt, if the Closing Working Capital is within the range of Target Working Capital, the adjustment provided pursuant to this Section 2.02(a)(2) shall be zero);

(3)               minus the amount, if any, by which the Minimum Target Working Capital exceeds the Closing Working Capital (for the avoidance of doubt, if the Closing Working Capital is within the range of Target Working Capital, the adjustment provided pursuant to this Section 2.02(a)(3) shall be zero);

(4)               minus, the amount, if any, by which the Minimum Cash Amount exceeds the Closing Cash;

(5)               minus the amount of Closing Indebtedness, including with limitation, the cash portion of the Warrant Holders Payment; and

(6)               minus the amount of Closing Transaction Expenses (not otherwise accounted for in the calculation of the Target Working Capital).

Notwithstanding the foregoing, any amounts in excess of the Cash Consideration shall be allocated and paid 71.95% to the ESOP and 28.05% to the Warrant Holders.

(b)               Estimated Closing Cash Payment. No later than ten (10) Business Days prior to the Closing Date, Buyer shall prepare and deliver to the Company and Seller a statement in accordance with the Accounting Principles and in the form attached hereto as Exhibit E (the “Estimated Closing Date Statement”) setting forth Buyer’s good faith estimates of the Closing Cash (together with evidence thereof satisfactory to Buyer and Seller), the Closing Indebtedness, the Closing Transaction Expenses, the Closing Working Capital, and the calculation of the estimated Closing Cash Payment, as determined in accordance with Section 2.02(a) (the “Estimated Closing Cash Payment”). The Company shall permit Buyer, Seller, Warrant Holder Representative and their respective Representatives to have access to the books, personnel, records and other documents (including work papers) pertaining to or used in connection with the preparation of the Estimated Closing Date Statement.

Section 2.03        Payment of the Estimated Closing Cash Payment. At the Closing, Buyer shall deliver the Estimated Closing Cash Payment as follows:

(a)                Consideration. The Estimated Closing Cash Payment, less the ESOP Escrow Amount, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than three (3) Business Days prior to the Closing Date.

(b)               Escrow Amount. An amount equal to the ESOP Escrow Amount and the Warrant Holders Escrow Amount (which amount will be deducted from the Warrant Holders Payment) by wire transfer of immediately available funds to an account of the Escrow Agent designated in writing by Escrow Agent to Buyer no later than three (3) Business Days prior to the Closing Date. The Escrow Amount will be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. Pursuant to the Escrow Agreement, on the date that is twelve (12) months following the Closing Date, the Escrow Agent shall distribute, in immediately available funds to accounts designated by Seller and Warrant Holder Representative, the then remaining balance of the Escrow Amount less the aggregate amount of any then-pending claims for indemnification by Buyer under ARTICLE IX, plus accrued interest (if any) on such amount to be distributed. Upon resolution of any such then-pending claim for indemnification by Buyer under ARTICLE IX, all amounts relating to any such then-pending claim for indemnification, together with any accrued interest thereon, shall be released to Seller and Warrant Holder Representative, on the one hand, or Buyer, on the other hand, by the Escrow Agent in accordance with the resolution of such claim.

(c)                Indebtedness. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer and Seller, from each holder of Closing Indebtedness (other than the holders of the Warrant Holders Notes which payoff letter shall be delivered in accordance with Section 2.03(e)), a payoff letter, in form and substance satisfactory to Buyer, and wire instructions indicating the amount required to discharge in full such Closing Indebtedness (other than the Warrant Holders Notes which indebtedness shall be discharged in accordance with Section 2.03(e)) as of such estimated Closing Date for the transactions contemplated by this Agreement plus a per diem amount for any days that the Closing Date occurs after such estimated Closing Date. On behalf of the Company Buyer will cause payment to be delivered to such holder in respect of such Closing Indebtedness (other than the Warrant Holders Notes which shall be paid in accordance with Section 2.03(e)) on the Closing Date.

(d)               Transaction Expenses. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer and Seller, for each Person owed Closing Transaction Expenses, a payoff letter or invoice, in form and substance satisfactory to Buyer, and wire instructions indicating the amount required to discharge in full the Closing Transaction Expenses owed to that Person as of the mutually agreed estimated Closing Date. On behalf of the Company Buyer will cause payment to be delivered to such Persons in respect of such Closing Transaction Expenses on the Closing Date in the amount reflected in the applicable payoff letter or invoice for each such Person. The Parties acknowledge that the Closing

Transaction Expenses are obligations of the Company and nothing in this Agreement shall be deemed to make them obligations of Buyer. Payment of such Closing Transaction Expenses by Buyer on behalf of the Company on the Closing Date is being made for convenience only.

(e)                Warrant Holders Notes. No later than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Buyer, from the holders of Warrant Holders Notes, a payoff letter, in form and substance satisfactory to Buyer indicating the amount required to discharge in full the Warrant Holders Notes held by the Warrant Holders (collectively the “Warrant Holders Payment”) as of such estimated Closing Date. On behalf of the Company, Buyer will cause payment to be delivered to the Warrant Holder Representative in respect of all Warrant Holders Notes an amount equal to the Warrant Holders Payment, which Warrant Holders Payment shall consist of (i) Six Hundred Twenty Two Thousand Fifty Seven Dollars and Thirty Four Cents ($622,057.34), less the Warrant Holders Escrow Amount, by wire transfer of immediately available funds to an account of Seller designated in writing by Warrant Holder Representative no later than three (3) Business Days prior to the Closing Date, and (ii) the Warrant Holders Equity Consideration.

Section 2.04        Closing. The purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at the offices of Troutman Sanders LLP, 875 Third Avenue, New York, New York 10022, counsel to Buyer, at 10:00 a.m., local time, within three (3) Business Days after the satisfaction or waiver, in writing, of all conditions to Closing set forth in this Agreement, or at such other date, time or place as may be agreed to in writing by the Parties hereto (the “Closing Date”). At the joint written election of the Parties, the Closing may also take place by either electronic or physical delivery of documents in escrow to Troutman Sanders LLP rather than meeting in one place to accomplish the same. The Closing shall be deemed to take place at 12:01 a.m. on the Closing Date (the “Effective Time”).

Section 2.05        Adjustment of Closing Cash Payment.

(a)                Final Closing Date Statement. Within one hundred and twenty days (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Final Closing Date Statement”) setting forth its calculations of the (i) Closing Cash, (ii) Closing Indebtedness, (iii) Closing Transaction Expenses, (iv) Closing Working Capital, and (v) Final Closing Cash Payment. The Final Closing Date Statement will be prepared consistent with the Accounting Principles and shall be in the form attached hereto as Exhibit F.

(b)               Examination and Review.

(i)                 Examination. After receipt of the Final Closing Date Statement, Seller and Warrant Holder Representative shall have thirty (30) days (the “Review Period”) to review the Final Closing Date Statement. During the Review Period, Buyer shall grant Seller, Warrant Holder Representative, and their respective Representatives reasonable access to the books, records and work papers of the Company for the purpose of reviewing the Final Closing Date Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere in any material respect with the normal business operations of Buyer or the Company and shall be requested by Seller and the Warrant Holder Representative at reasonable times and upon reasonable notice.

(ii)               Objection. On or prior to the last day of the Review Period, Seller and Warrant Holder Representative may object to the Final Closing Date Statement by delivering to Buyer a written statement setting forth Seller’s and Warrant Holder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for and Seller’s and Warrant Holder Representative’s disagreement therewith (the “Statement of Objections”). If Seller and Warrant Holder Representative fail to deliver the Statement of Objections before the expiration of the Review Period, the Final Closing Date Statement and the calculations contained therein shall be deemed to have been accepted by Seller and Warrant Holder Representative and shall be final and binding. In addition, all items not expressly disputed in a timely Statement of Objections shall be deemed to have been accepted by Seller and Warrant Holder Representative and shall be final and binding. If Seller and Warrant Holder Representative deliver the Statement of Objections before the expiration of the Review Period, Buyer, on the one hand, and Seller and Warrant Holder Representative, on the other hand, shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Final Closing Date Statement and the calculations contained therein, in each case with such changes as may have been previously agreed in writing by Buyer, on the one hand, and Seller and Warrant Holder Representative, on the other hand, shall be final and binding and shall not be subject to judicial review.

(iii)             Resolution of Disputes. If Seller and Warrant Holder Representative, on the one hand, and Buyer, on the other hand, fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an independent, nationally recognized accounting firm (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Final Closing Date Statement and the calculations contained therein. The Independent Accountant shall be a firm with no business ties to any of Warrant Holder Representative, Warrant Holders, Seller, Company or Buyer, or any of their respective Affiliates, within the past three (3) years, and shall be mutually agreed to and selected by Seller and Warrant Holder Representative, on the one hand, and Buyer, on the other hand. The Parties hereto agree that all adjustments shall be made without regard to materiality and that the items set forth on the Final Closing Date Statement shall be determined in accordance with the definitions and provisions of this Agreement. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Closing Date Statement and the Statement of Objections, respectively. Each of Buyer, on the one hand, and Seller and Warrant Holder Representative, on the other hand, shall be afforded the opportunity to present to the Independent Accountant any materials related to the determination and to discuss the determination with the Independent Accountant; provided, however, that each such party will provide the other with copies of any materials provided to the Independent Accountant.

(iv)             Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid based upon the percentage that the amount actually contested but not awarded to Warrant Holder Representative and Seller, on the one hand, or Buyer on the other hand, respectively, bears to the aggregate amount actually contested by Seller and Warrant Holder Representative, on the one hand, and Buyer, on the other hand, as determined by the Independent Accountant. For example, if Buyer claims that the Closing Working Capital is $1,000,000, and Seller and Warrant Holder Representative claim that the Closing Working Capital is $1,500,000, and the Independent Accountant determines that the Closing Working Capital is $1,200,000, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e., 300,000 ÷ 500,000) to Seller and Warrant Holder Representative and 40% (i.e., 200,000 ÷ 500,000) to Buyer. If Seller and Warrant Holder Representative are obligated to pay the Independent Accountant any fee pursuant to this Section 2.05(b), then such fee shall only be payable on behalf of Seller and Warrant Holder Representative from the Escrow Amount.

(v)               Determination by Independent Accountant. Buyer, on the one hand, and Seller and Warrant Holder Representative, on the other hand, shall use their commercially reasonable efforts to cause the Independent Accountant to make its determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts; provided, however, that any delay on the part of the Independent Accountant in its determination shall not invalidate such determination or deprive the Independent Accountant of jurisdiction to resolve disputes submitted to it. The Independent Accountant’s adjustments to the Final Closing Date Statement and the calculations contained therein shall be conclusive and binding upon the Parties hereto and shall not be subject to judicial review.

(c)                Adjustment Payment. Upon final determination of the Final Closing Cash Payment, whether by Seller’s and Warrant Holder Representative’s failure to object to the Final Closing Date Statement within the thirty (30) day period provided above, by mutual agreement of Seller and Warrant Holder Representative, on the one hand, and Buyer, on the other hand or by determination of the Independent Accountant, the Purchase Price will be adjusted as follows:

(i)                 If the Final Closing Cash Payment is less than the Estimated Closing Cash Payment (the amount by which the Final Closing Cash Payment is less than the Estimated Closing Cash Payment will be referred to herein as the “Decrease Amount”), but such Decrease Amount is less than the Escrow Amount, then, within five (5) Business Days of the final determination of the Final Closing Cash Payment pursuant to this Section 2.05, Buyer, Warrant Holder Representative and Seller will jointly instruct the Escrow Agent to pay the Decrease Amount (less any amounts to be paid to the Independent Accountant and allocable to Seller pursuant to Section 2.05(b), if any) to Buyer, by wire transfer of immediately available funds to the account designated in writing by Buyer. If the Decrease Amount exceeds the Escrow Amount, then Buyer, Warrant Holder Representative and Seller shall jointly instruct the Escrow Agent to pay Buyer the entire Escrow Amount (less any amounts to be paid to the Independent Accountant and allocable to Seller pursuant to Section 2.05(b), if any), by wire transfer of immediately available funds to the account designated in writing by Buyer, Seller and Warrant Holder Representative. For the avoidance of doubt, Seller and Warrant Holders shall have no liability under the preceding sentence beyond the portion of the Escrow Amount then-remaining in the Escrow, and Buyer’s sole and exclusive remedy for any adjustment to the Purchase Price made pursuant to Section 2.05 shall be the portion of the Escrow Amount then-remaining in the Escrow.

(ii)               If the Final Closing Cash Payment is greater than the Estimated Closing Cash Payment (the amount by which the Final Closing Cash Payment is greater than the Estimated Closing Cash Payment will be referred to herein as the “Increase Amount”), then, within five (5) Business Days of the final determination of the Final Closing Cash Payment pursuant to this Section 2.05, Buyer will pay (or cause the Company to pay) to Seller 71.95% of the Increase Amount and to Warrant Holders Representative 28.05% of the Increase Amount (but less any amounts to be paid to the Independent Accountant and allocable to Seller and Warrant Holders Representative pursuant to Section 2.05(b), if any), in each case by wire transfer of immediately available funds to the accounts designated in writing by Seller and Warrant Holder Representative.

(iii)             If the Final Closing Cash Payment is equal to the Estimated Closing Cash Payment, then, within five (5) Business Days of the final determination of the Final Closing Cash Payment pursuant to this Section 2.05, Buyer, Warrant Holder Representative and Seller shall jointly instruct the Escrow Agent to pay to the Independent Accountant any amounts to be paid to the Independent Accountant and allocable to Seller and Warrant Holder Representative pursuant to Section 2.05(b)), if any, by wire transfer of immediately available funds to the account designated in writing by the Independent Account.

Section 2.06        Adjustments for Tax Purposes. Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.07        Withholding Taxes. The Company, Buyer, its Affiliates, and Escrow Agent shall be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment for Taxes, and to collect any necessary forms relating to Taxes, including Forms W-8 or W-9, as applicable, or any similar information, from Seller and other recipients of payments hereunder. The party seeking to withhold under this Section 2.07 shall provide written notice of any such required withholding no later than five (5) Business Days prior to the Closing Date and shall use commercially reasonable efforts to reduce or eliminate any such withholding. To the extent such amounts are so withheld and/or paid over to or deposited with the relevant Governmental Authority by the Company, Buyer, its Affiliates, or Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect to which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company represents and warrants to Buyer that, except as provided in a schedule to this Agreement, the statements contained in this ARTICLE III are true, correct and complete as of the date hereof.

Section 3.01        Organization, Authority and Qualification of the Company.

(a)                The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly qualified, licensed or admitted to do business and is in good standing in the States of Pennsylvania, Maryland, Delaware, New Jersey, Virginia, and West Virginia, which are the only jurisdictions in which the Company is required to be qualified, licensed or admitted to do business.

(b)               The execution and delivery by the Company of this Agreement and the Transaction Documents, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and each other Transaction Document have been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Seller and Buyer) this Agreement and the other Transaction Documents constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by ERISA or bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02        Capitalization.

(a)                Section 3.02(a) of the Disclosure Schedules sets forth a complete and correct list of the authorized and issued capital stock of the Company. Such capital stock includes all of the issued and outstanding capital stock of the Company. Such capital stock has been duly authorized and validly issued, is fully paid and non-assessable and was not issued in violation of, and is not subject to, any preemptive rights or other similar rights of any Person. Except as set forth on Section 3.02(b) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. Except as set forth on Section 3.02(c) of the Disclosure Schedules, the Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.03        Subsidiaries. The Company does not own, directly or indirectly (or possesses any options or other rights to acquire), any direct or indirect ownership interests in any business, corporation, partnership, limited liability company, association, joint venture, trust, or other entity.

Section 3.04        No Conflicts; Consents. The execution, delivery and performance by Seller and the Company of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of the Company; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to the Company or any of its respective assets; or (c) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any supplier agreement, distributor agreement, note, bond, mortgage, indenture, deed of trust, lease, agreement or contract to which the Company is party or by which any of its properties or assets are bound. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.05        Financial Statements.

(a)                Section 3.05(a) of the Disclosure Schedules contains copies of the Company’s (i) audited consolidated financial statements consisting of the consolidated balance sheet of the Company as at December 31, 2017 and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended (the “Audited Financial Statements”), (ii) unaudited consolidated financial statements consisting of the balance sheet of the Company as at September 30, 2018, and the related consolidated statements of income and cash flow for the three and nine month period then ended, and (ii) unaudited consolidated financial statements consisting of the balance sheet of the Company as at November 30, 2018, and the related consolidated statements of income for the eleven month period then ended (collectively (ii) and (iii), the “Interim Financial Statements”). No later than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Buyer a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) (all of the documents identified under this Section 3.05(a) collectively, the “Financial Statements”).

(b)               The Financial Statements have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The consolidated balance sheet of the Company as of December 31, 2017, is referred to herein as the “2017 Balance Sheet” and the date thereof as the “2017 Balance Sheet Date” and the consolidated balance sheet of the Company as of November 30, 2018, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.06        Undisclosed Liabilities. Except as set forth on Section 3.06 of the Disclosure Schedules, the Company does not have any obligations or liabilities which are material individually or in the aggregate (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when and by whom asserted) at or as of the Closing Date, except (i) liabilities reflected on the Interim Balance Sheet and (ii) liabilities and obligations which have arisen after the Interim Balance Sheet Date in the ordinary course of business and which are not material individually or in the aggregate.

Section 3.07        Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.07 of the Disclosure Schedules, since the 2017 Balance Sheet Date.

(a)                the Company has been operated in the ordinary course consistent with past practice and there has not been any Material Adverse Effect with respect to the Company or any event or development that, individually or together with any or all other such events, could reasonably be expected to result in a Material Adverse Effect with respect to the Company;

(b)               there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company used in, or held for use in, the operation of the business of the Company (whether or not covered by insurance);

(c)                the Company has have not taken any action that would be prohibited by the terms of Sections 7.08 and 7.09 if proposed to be taken after the date of this Agreement.

(d)               the Company has not (i) granted bonuses, whether monetary or otherwise, or increased wages, salary, bonus opportunities, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Company or their spouses, dependents or beneficiaries other than as required by Law or as provided for in any existing written agreements as of the date hereof; (ii) changed terms of employment or service for any such person or (iii) taken any action to increase the amount of or accelerate the vesting, funding or payment of any compensation or benefits to any such Person;

(e)                the Company has not adopted, modified or terminated any (i) employment, severance, retention, change in control or other compensation or benefit agreement, plan or arrangement with any current or former employees, officers, directors, independent contractors or consultants of the Company or their spouses, dependents or beneficiaries, or (ii) other than as required by Law, Benefit Plan or any plan or arrangement that would constitute a Benefit Plan if in existence on the date hereof; and

(f)                the Company has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or acquire (including upon conversion, exchange or exercise) any of its capital stock, or granted any stock appreciation rights, phantom stock, profit participation or similar rights.

Section 3.08        Material Contracts.

(a)                Section 3.08(a) of the Disclosure Schedules lists each agreement of the Company involving the payment of estimated aggregate consideration in excess of $50,000 in the 12 months ended December 31, 2018 or requiring performance by any party more than one year from the date hereof, which cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice.

(b)               Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of, enforceable in accordance with its terms against, the Company as a party thereto and, to the Knowledge of the Company, the other party thereto. Neither the Company nor, to the Knowledge of the Company, any other party to any Material Contract, is in violation or breach of or default under any such Material Contract (or, with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract). The Company has not received any notice (whether written or oral) from any other party to any Material Contract to the termination or non-renewal of such Material Contract, whether as a result of the consummation of the transactions contemplated hereunder.

Section 3.09        Real Property; Title to Assets.

(a)                The Company will not own any real property at Closing. All real property leased for a period greater than one (1) month by the Company is listed on Section 3.09(a) of the Disclosure Schedules (collectively, the “Leased Real Property”). The Company (i) has a valid and enforceable leasehold interest with respect to each item of Leased Real Property leased by it, subject to no Liens, and (ii) is in possession of and has quiet enjoyment of each item of Leased Real Property leased by it. None of the Leased Real Property is subject to any sublease of all or any portion thereof and no Person other than the Company has any right to occupy any of the Leased Real Property. The Company is not required to and does not pay any real estate taxes on the Leased Real Property except as additional rent under the terms of the lease. The Leased Real Property is adequate for the current needs of the Company and the anticipated needs of the Company. All of the leasehold improvements at the Leased Real Property are adequate for the current needs of the Company and are in good condition. There is no pending or, to the Knowledge of the Company, proposed, anticipated or contemplated, annexation, condemnation, eminent domain or similar proceeding, or any zoning or tax or assessment proceeding affecting, or that may affect, all or any portion of the Leased Real Property.

(b)               All tangible personal property owned by the Company is free and clear of all Liens, other than Liens disclosed on Section 3.09(b) of the Disclosure Schedules. is in, in all material respects, good working order and condition, ordinary wear and tear excepted. The tangible personal property has been maintained in accordance with reasonably prudent standards. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under a Contract to use, all tangible personal property used in the conduct of the Business including, but not limited to, all tangible personal property reflected on the 2017 Balance Sheet and tangible personal property acquired since the 2017 Balance Sheet Date, in each case other than tangible personal property disposed of since such date in the ordinary course of the Company’s business consistent with past practice.

Section 3.10        Intellectual Property.

(a)                Other than commercially available off-the-shelf software, Section 3.10(a) of the Disclosure Schedules sets forth all Intellectual Property that is licensed by the Company and used in the conduct of the Company’s Business (the “Licensed Intellectual Property”) and the names of the licensors of such Licensed Intellectual Property. Except as set forth in Section 3.10(a) of the Disclosure Schedules, the Company has no obligation to compensate any Person for the license of any Licensed Intellectual Property. The Company has not granted to any Person any license, option or other rights to use any of the Licensed Intellectual Property, whether or not requiring the payment of royalties. No license for any Licensed Intellectual Property will terminate by reason of the execution, delivery and performance of this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby and thereby. The Company has such rights to use the Licensed Intellectual Property, free and clear of all Liens, as are necessary in connection with the conduct of the business of the Company in the ordinary course consistent with past practice.

(b)               Section 3.10(b) of the Disclosure Schedules sets forth (i) all material Intellectual Property owned by the Company and used in the conduct of the business of the Company (the “Owned Intellectual Property”) and (ii) the Company’s existing registrations, and applications for registration, for or with respect to any of the Owned Intellectual Property. The Company has taken reasonable steps to maintain its confidential information. To the Knowledge of the Company, the use by the Company of its Owned Intellectual Property does not infringe upon or otherwise violate the rights of any other Person in or to such Owned Intellectual Property. The Company has not granted to any Person any license, option or other rights to use any Owned Intellectual Property, whether or not requiring the payment of royalties.

(c)                Except as set forth on Section 3.10(c) of the Disclosure Schedules, there are no pending or, to the Knowledge of the Company, threatened actions, suits, claims, investigations or other legal proceedings pending (i) relating to the Company’s use of any Licensed Intellectual Property or Owned Intellectual Property or (ii) claiming that such Person has any ownership of, right to use or other rights with respect to any Licensed Intellectual Property or Owned Intellectual Property. The Licensed Intellectual Property and the Owned Intellectual Property constitute all of the Intellectual Property necessary for the conduct of the business of the Company in the ordinary course consistent with past practice.

Section 3.11        Insurance. Section 3.11 of the Disclosure Schedules contains a true and complete list of all liability, property, workers’ compensation, automobile, directors’ and officers’ liability and other insurance policies currently in effect that insure the business of the Company or the operations or employees of the Company, or affect or relate to the ownership, use or operation of any of the assets of the Company (including the names and addresses of the insured party thereunder and the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the amounts of coverage and deductibles thereunder, a brief description of the interests insured thereby and a copy of a detail loss history report issued by the insurer with respect to the prior six (6) year period). The insurance policies listed on Section 3.11 of the Disclosure Schedules are sufficient for compliance in all material respects with all applicable Laws and Contracts to which the Company is a party or by which it is bound. The Company has not has received notice (whether written or oral) that any insurer under any policy referred to in this Section 3.11 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Section 3.11 of the Disclosure Schedules lists each claim filed by the Company under any of the foregoing policies during the period covered by the loss runs referred to above and the results of each of such claims.

Section 3.12        Legal Proceedings; Governmental Orders.

(a)                Except as set forth in Section 3.12(a) of the Disclosure Schedules, (i) there are no actions, suits, claims, investigations or other legal proceedings pending or, to the Company’s Knowledge, threatened against or by the Company affecting any of its properties or assets, and (ii) to the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action, suit, claim, investigation or other legal proceeding.

(b)               Except as set forth in Section 3.12(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. To the Company’s Knowledge, no officer, director, or key employee of the Company is subject to any Governmental Order that prohibits such Person from engaging in or continuing any conduct, activity or practice related to the business of the Company.

Section 3.13        Compliance With Laws; Permits.

(a)                Except as set forth in Section 3.13(a) of the Disclosure Schedules, the Company is, and has been during the prior four (4) years, in compliance with all Laws applicable to the Company, its Business, properties or assets. The Company has not received during the prior four (4) years any written notice or other communication from any Governmental Authority regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Laws. The Company is not subject to any audits, examinations or, to the Company’s Knowledge, investigations by any Governmental Authority.

(b)               All material Permits required for the Company to conduct its business have been obtained by the Company and are valid and in full force and effect.

Section 3.14        Environmental Matters. Except as would not have a Material Adverse Effect with respect to the Company, (i) the Company is in compliance with all Environmental Laws, has all required Environmental Permits and is in compliance with the terms thereof; (ii) no Site is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., is on or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or on any similar state list of sites requiring investigation or cleanup; (iii) there are no pending or outstanding corrective actions by any Governmental Authority for the investigation, remediation or cleanup of any Site for which the Company will be liable; (iv) prior to or during the Company’s operations on of the Site, there has been no Environmental Release of a Hazardous Substance at, from, in, to, on or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site for which the Company will be liable; (v) there are no past, pending, or, to the Knowledge of the Company, threatened Environmental Claims against the Company; (vi) neither the Company nor any predecessor thereof has transported or arranged for the treatment of any Hazardous Substance to any Site location; (vii) there are no (A) underground storage tanks, (B) polychlorinated biphenyl containing equipment, or (C) asbestos containing material, on any Site for which the Company will be liable; and (viii) there have been no environmental investigations conducted by or on behalf of, the Company with respect to any Site or any treatment of any Hazardous Substance on any Site.

Section 3.15        Employee Benefit Matters.

(a)                Section 3.15(a) of the Disclosure Schedules contains a correct and complete list of each benefit, retirement, employee stock ownership, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, group health, life insurance, disability, welfare, fringe-benefit and other material benefit agreement, plan, policy and program, whether or not reduced to writing, funded or otherwise, including without limitation any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, that is maintained, sponsored, contributed to, or required to be contributed to by the Company, for the benefit of any current or former director, officer, employee or independent contractor of the Company or any spouse, dependent or beneficiary of any such Person, or under which the Company has any liability, contingent or otherwise, including as the result of any ERISA Affiliate, by reason of partnership, guaranty or indemnity or with respect to any previously-terminated benefit agreement, plan, policy or program (as listed on Section 3.15(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)               Except as set forth in Section 3.15(b) of the Disclosure Schedules, each Benefit Plan and related trust has been established, maintained and administered in accordance with, and complies with, in all material respects, all applicable Laws (including ERISA, the Code and applicable local Laws) and has been administered consistent with its terms and all written representations made by officers and human resources personnel of the Company to the current and former employees, directors, officers, consultants and independent contractors of the Company and their spouses, dependents and beneficiaries. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable determination letter from the Internal Revenue Service, or with respect to a Volume Submitter Plan, can rely on an advisory letter from the Internal Revenue Service to the Volume Submitter Plan sponsor, to the effect that the current form of such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such determination or advisory letter from the Internal Revenue Service. Except as set forth in Section 3.15(b) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan and the terms of all applicable Laws, and all benefits, contributions and premiums required by but not yet due under the terms of each Benefit Plan or applicable Law are properly accrued on the Financial Statements and Interim Balance Sheet as required by GAAP or applicable Law. There are no outstanding defaults or violations by any party to any Benefit Plan. Neither the Company nor any other party has been in breach of any fiduciary obligation with respect to any Benefit Plan or the trusts or other funding media relating thereto. With respect to each Benefit Plan, no events have occurred or are reasonably expected to occur that have resulted in or would subject the Company to a Tax under Sections 4971 or 4975 of the Code or Section 406 of ERISA or the assets of the Company to a lien under Section 430(k) of the Code or Section 303(k) of ERISA.

(c)                No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or subject to Title IV of ERISA; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) is a multiple employer plan within the meaning of Sections 4063 or 4064 of ERISA; or (iv) is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, and neither the Company nor any ERISA Affiliate has or has ever had any liability with respect to any such type of Benefit Plan. The Company: (i) has not withdrawn from, or previously terminated, any pension plan or multiemployer plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation or such pension plan or multiemployer plan; or (ii) has not engaged in any transaction which would give rise to a liability of the Company or Buyer or any of its Affiliates under Section 4069 or Section 4212(c) of ERISA.

(d)               Other than as required under Section 4980B of the Code or other applicable Law, with respect to which the recipient pays the full premium for such continuation coverage, no Benefit Plan provides benefits or coverage in the nature of health, life, disability or other welfare insurance or benefits following retirement or other termination of employment or service. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975, 4980B or 4980H of the Code.

(e)                Except as set forth in Section 3.15(e) of the Disclosure Schedules: (i) there is no pending or, to the Company’s Knowledge, threatened action relating to a Benefit Plan (other than for benefit claims in the ordinary course pursuant to the express terms of the applicable Benefit Plan); and (ii) no Benefit Plan is currently or has within the six years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or an application or filing under any correction or similar program of any Governmental Authority. The Company has not incurred, and no facts exist which reasonably could be expected to result in, any liability, tax, fee or penalty to the Company with respect to any Benefit Plan under any applicable Law including without limitation the Code or ERISA (other than to pay premiums, contributions or benefits in the ordinary course consistent with the terms of such plans).

(f)                Except as set forth in Section 3.15(f) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any current or former director, officer, employee or independent contractor of the Company or any spouse, dependent or beneficiary of any such Person of any money or other property, except as a result of any plan termination of any Benefit Plan specifically provided for in this Agreement; (ii) accelerate the vesting or time of payment of or provide any additional rights or benefits (including an increase in or funding of compensation or benefits through a trust or otherwise) to any current or former director, officer, employee or independent contractor of the Company or any spouse, dependent or beneficiary of any such Person, except as a result of any plan termination of any Benefit Plan specifically provided for in this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement and/or the consummation of the transactions that are the subject of this Agreement (either alone or in connection with any concurrent or subsequent event). Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any concurrent or subsequent event) will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g)               Each Person who is classified by the Company as an employee or independent contractor has been properly classified as such for all purposes, including for Taxes and for purposes of participation in and accrual of benefits under any Benefit Plan. There exists no condition or set of circumstances that could subject the Company or any Benefit Plan to any liability, tax, penalty or fee under ERISA, the Code or any applicable Law relating to the failure to properly classify any service provider of the Company as an “employee” or “independent contractor” for any purpose whatsoever.

(h)               Each Benefit Plan that is subject to Section 409A of the Code has been maintained in form and operated in compliance with the operational and documentary requirements of Section 409A of the Code and has been administered in compliance with its terms. The Company has no obligation to gross up, reimburse or otherwise indemnify any Person for any Taxes that might be incurred as the result of Sections 280G, 409A or 4999 of the Code.

(i)                 Without limiting the foregoing, the ESOP has been administered according to its terms and has been established, maintained and administered in accordance in all material respects with the Code, ERISA and other applicable Laws, including, but not limited to, the requirements of Sections 401(a), 409 and 4975 of the Code and the regulations promulgated thereunder. The ESOP constitutes an “employee stock ownership plan” (as such term is defined in Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA). Except as disclosed in Section 3.15(i) of the Disclosure Schedules, no corrections to the administration of the ESOP have been made or are required, and there are no voluntary correction requests in process with the U.S. Department of Labor, the IRS or any other Governmental Authority. All allocations of the Shares and payments to participants of amounts in exchange for the Shares, if any, have been made in accordance with the terms of the ESOP, including the requirement that any allocation or sale or exchange of the Shares be made at a fair market value determined by an independent appraiser. No sale (or purchase) of the Shares by the ESOP to the Company or to any other disqualified person (within the meaning of Section 4975 of the Code) or party-in-interest (within the meaning of ERISA) has constituted a non-exempt prohibited transaction under Section 4975 of the Code or under ERISA; and each sale (or purchase) of the Shares by or to the ESOP has been made, with respect to any sale, for no less than (or, with respect to any purchase, no more than) adequate consideration (as that term is defined in Section 3(18) of ERISA). No sale (or purchase) of the Shares has, or will, result in an imposition of penalties upon the Company or the ESOP under Section 4978 of the Code or Section 4979A of the Code. There is not currently in effect any “verified written statement” signed by the Company or any predecessor in connection with any sale of the Shares to the ESOP under a Section 1042 transaction (within the meaning of Section 1042 of the Code). With respect to the ESOP, (i) allocations to participants were made in accordance with Section 409(b) of the Code, to the extent applicable under Section 409(a) of the Code; (ii) all the Company contributions to the ESOP were deductible under Section 404 of the Code for the year made; (iii) the voting requirements of the ESOP and Section 409(e) of the Code and the valuation requirements of Section 408(e) of ERISA have always been complied with and (iv) no allocations were ever made in violation of Sections 409(n) or 409(p) of the Code. Neither the Trustee nor any participant or beneficiary had or has any right to vote on the transactions contemplated by this Agreement, or any portion thereof, under the terms of the

ESOP or applicable Law. Except as set forth in Section 3.15(i) of the Disclosure Schedules, there are no current legal proceedings or, to the Knowledge of the Company, any threatened legal proceedings against the ESOP, any fiduciaries (within the meaning of ERISA) of the ESOP (with respect to their fiduciary duties to the ESOP), or the Company or Seller in connection with its administration of the ESOP by current or former participants or beneficiaries, the U.S. Department of Labor or the IRS, and neither the U.S. Department of Labor nor the IRS is auditing or investigating the ESOP or has made inquiries about the form, establishment or administration of the ESOP or any transaction in which the ESOP engaged during the last five (5) full calendar years. Except as disclosed in Section 3.15(i) of the Disclosure Schedules, no fiduciary (within the meaning of ERISA) of the ESOP is indemnified by, or has any rights to indemnity from, the Company or the ESOP for any fiduciary liability he, she or it may incur or may have incurred as a fiduciary of the ESOP. The Company has fully complied with all of its obligations under the ESOP and under ERISA and the Code with respect to the ESOP.

(j)                 Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and not a Qualified Benefit Plan is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Except as set forth in Schedule 3.15(j), no assets of the Company are allocated to or held by a “rabbi trust” or similar funding vehicle.

(k)               All Benefit Plans that are group health plans have been operated and administered in compliance with the Patient Protection and Affordable Care Act (“PPACA”), the Health Care and Education Reconciliation Act of 2010 and all applicable regulations and guidance thereunder. To the extent any Benefit Plan is intended to be grandfathered under the terms of PPACA, the Company has complied with the applicable provisions of PPACA, the Code, ERISA and applicable Laws in all material respects, and the Company has not taken, or failed to take, any action which would cause such Benefit Plan to lose such grandfathered status.

(l)                 The Company has delivered to Buyer accurate and complete copies of all documents setting forth the terms of each Benefit Plan, including, if applicable, (i) any amendments thereto and all related trust documents; (ii) the three most recent annual reports thereto (Forms 5500 and all schedules and financial statements attached thereto); (iii) the most recent summary plan description together with any summaries of material modifications; (iv) all material contracts relating to each Benefit Plan, including administrative and service agreements and insurance contracts; (v) the most recent IRS determination letter or opinion letter issued with respect to any Qualified Benefit Plan, (vi) all material written materials provided to employees regarding benefits under any Benefit Plans that could result in liability to the Company, (vii) all correspondence related to any audit, investigation, review or request for information from any Governmental Authority relating to any Benefit Plan in the prior five (5) years; (viii) all coverage, discrimination and related testing with respect to each Benefit Plan within the last three years, and (ix) the most recent appraisal of the Company prepared by the Company’s financial advisor in connection with the transactions contemplated by this Agreement.

(m)             The Company has the right under the terms of each Benefit Plan and under applicable Law to amend, revise, merge or terminate such plan (or its participation in such plan)

at any time exclusively and unilaterally by action of the Company, and no additional expenses, costs, contributions or funding would be required to properly effect such termination.

(n)               Neither the Company nor any of its directors, officers or executives has made any commitment (written or oral, binding or otherwise) to adopt or establish any new Benefit Plan or to modify or amend any Benefit Plan.

(o)               The ESOP constitutes an “employee stock ownership plan” (as such term is defined in Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA. Assuming (i) the consideration to be received by the ESOP hereunder will be no less than adequate consideration (within the meaning of ERISA Section 3(18), (ii) the delivery of the Fairness Opinions to the Trustee and (iii) the Buyer was a “disqualified person” and a “party in interest” under the Code and ERISA, respectively, the execution, delivery and performance by the Trustee on behalf of Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (assuming the passage of time or the giving of notice or both) constitute a non-exempt “prohibited transaction” as defined in Code Section 4975 or ERISA Section 406 (and after the application of the exemptions under Code Section 4975(d)(13) and ERISA Section 408(e), respectively).

Section 3.16        Employment Matters.

(a)                Except as set forth in Section 3.16(a) of the Disclosure Schedules, the Company is not a party to, or bound by (and for the prior two (2) years have not been a party to or bound by), any collective bargaining or other agreement with a labor organization representing any of their Employees. To the Knowledge of the Company, no union organizing campaign or activity is in progress with respect to any Employees and no question concerning representation exists respecting such Employees. Except as set forth in Section 3.16(a) of the Disclosure Schedules, during the prior two (2) years there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b)               The Company is now and for the prior four (4) years have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to Employees of (or applicants for employment with) the Company, including but not limited to Laws relating to labor relations, employment discrimination, harassment and retaliation, reasonable accommodations, immigration, wages and hours, safety and health, workers’ compensation and leaves of absence. Every U.S.-based employee of the Company is authorized to work in the United States. Except as set forth in Section 3.16(b) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour, immigration or any other employment related matter arising under applicable Laws.

(c)                Section 3.16(c) of the Disclosure Schedules contains a list of each Employee of the Company, as well as such Employee’s (i) name, (ii) job title, (iii) location of employment, (iv) annual base compensation or regular hourly rate of pay, (v) commission structure or bonus opportunity, (vi) status as exempt or non-exempt under the Fair Labor Standards Act, (vii) status as full-time, part-time, and/or temporary, (viii) hire date, (ix) current or anticipated leave status (if applicable, and excluding any scheduled vacation or paid time off to be taken in the ordinary course of business), (x) total compensation paid for the prior calendar year, (xi) accrued and unused vacation or other paid time off, and (xii) a description of any other accrued and unpaid compensation. Except as set forth in Section 3.16(c) of the Disclosure Schedules, no offer of employment has been made by the Company that remains outstanding and has not yet been accepted, or which has been accepted but where the employment has not yet started. To the Knowledge of the Company, none of the Employees has indicated to the Company that he or she intends to resign, retire or terminate his or her employment with the Company. The Company have the right to terminate the employment of each of their Employees at will and to terminate the engagement of any of their independent contractors without incurring any penalty or liability.

(d)               The Company has correctly classified each Employee as exempt or nonexempt under the Fair Labor Standards Act and similar state Laws. All independent contractors providing services to the Company have been properly classified as independent contractors for purposes of federal and applicable state Laws, including but not limited to Laws concerning Taxes and the Company has not received any notice from any Governmental Authority disputing such classification.

(e)                Except as set forth in Section 3.16(e) of the Disclosure Schedules, all compensation, including wages, commissions and bonuses payable to current or former employees, independent contractors or consultants for services performed on or prior to the date hereof and the Closing Date, has been paid in full or is included in the Closing Working Capital as a current liability and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

Section 3.17        Taxes.

(a)                Except as set forth in Section 3.17 of the Disclosure Schedules:

(i)                 All Tax Returns required to be filed by or on behalf of Seller and the Company have been properly prepared and duly and timely filed (taking into account any valid extensions). All such Tax Returns are true, complete and correct in all respects. All Taxes due and owing (whether or not shown or required to be shown on any Tax Return) by the Company have been fully and timely paid. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction which has not been resolved.

(ii)               There are no Liens for unpaid Taxes on any assets of any of the Company (except for statutory liens for Taxes not yet due and payable). The Company has withheld and paid all Taxes required by applicable Law to have been withheld in connection with amounts paid or owing to any Person and has complied with all information reporting and recordkeeping requirements with respect thereto. The unpaid Taxes of the Company did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements. Since the Interim Balance Sheet Date, the Company as not has incurred any liability for Taxes outside the ordinary course of business.

(iii)             The Company has made an election under Section 1362(a) of the Code to be an “S corporation,” as defined in Section 1361(a)(1) (and any comparable provision of state and local Tax Law in jurisdictions in which such election was available), and all persons who were shareholders of the Company on the day on which such election was made validly consented to such election. Such election became effective as of the effective date of the election, January 1, 1992 (“Election Date”) and has remained in effect properly and continuously from the Election Date to and including the Closing Date. No actions have been taken and no omissions have occurred which would cause such election to terminate or to be revoked at any time prior to the Closing Date. Since the Election Date, (A) all the shareholders of the Company have been eligible shareholders under Section 1361 of the Code and the Treasury Regulations thereunder, and (B) the Company has had only a single class of stock within the meaning of Section 1361 of the Code and the Treasury Regulations thereunder.

(iv)             Reserved.

(v)               The Company shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Election. The Company has not, in the past five (5) years: (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code.

(vi)             The Company has never been a party to or a partner in any joint venture, partnership or other arrangement or contract that is treated as a partnership for Tax purposes. The Company does not own equity of any other entity.

(vii)           There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company. No notice of deficiency, proposed assessment or adjustment with respect to any Tax or Tax Return of the Company has been received by the Company. There are no Tax audits, claims, inquiries or other administrative proceedings, discussions or court proceedings presently pending or threatened with regard to any Tax or Tax Return against the Company. The Company has not agreed to any extension or waiver of the statute of limitation applicable to any Tax or Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency.

(viii)         The Company has delivered or made available to Buyer (A) complete and correct copies of all federal income Tax Returns relating to the Company for the last three (3) years, and (B) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company, or shareholder to the extent related to the Company’s qualification as an S corporation, relating to Taxes for the prior three (3) years

(ix)             The Company is not a party to any Tax allocation, Tax sharing, Tax indemnification or similar agreement under which the Company could be liable for the Taxes of any other Person. The Company does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any substantially similar provision of state, local or non-U.S. Tax Law), or as a transferee or successor, or by contract, or otherwise. The Company has not been (A) a member of an Affiliated group filing a consolidated federal income Tax Return or (B) included in any “consolidated”, “unitary” or “combined” Tax Return provided for under the Laws of the United States, any state thereof, or any non-U.S. jurisdiction.

(x)               The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any Tax period or portion thereof ending after the Closing Date as a result of: (A) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a Tax period ending on or prior to the Closing Date; (B) an installment sale or open transaction occurring on or prior to the Closing Date; (C) deferred revenue or any prepaid amount received on or before the Closing Date; (D) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (E) any election under Section 108(i) of the Code.

(xi)             The Company is not a party to any contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law) or (B) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law).

(xii)           The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. The Company has not had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the United States.

(xiii)         None of the assets of the Company is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (ii) directly or indirectly secures any debt the interest of which is exempt from Tax under Section 103(a) of the Code.

(xiv)         The Company has not constituted a “distributing corporation” or a “controlled corporation” under Section 355 (or any similar provision of applicable state, local or non-U.S. Law) in any distribution in the last two years or pursuant to a plan or series of related transactions (within the meaning of Section 355(e) or similar Law) with any transaction contemplated by this Agreement.

(xv)           The Company has not “participated” in or has any filing obligation with respect to a “reportable transaction” within the meaning of Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b) and all positions taken with respect to the Company that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code have been disclosed on the Tax Returns of the Company.

(b)               The Company has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is any such request outstanding. There is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax, Return or proceeding relating to any Tax.

Section 3.18        Affiliate Transactions.

(a)                Except as set forth in Section 3.18(a) of the Disclosure Schedules, neither the Company nor any of its Affiliates or Immediate Family Members, and no manager, member, officer, director or employee of the Company nor any Affiliate of any such Person is presently, or has been, in the past three (3) years, a party to any transaction or contract with the Company (other than compensation for services as managers, officers, directors or employees of the Company, reimbursement for reasonable business expenses or payment of dividends or distributions in the ordinary course consistent with past practice), including, without limitation, any written or oral Contract (i) providing for the furnishing of services or assets by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to, or on behalf of, any such Person or Affiliate thereof. Since the Interim Balance Sheet Date, there has been no dividend, distribution or payment of any kind whatsoever by the Company to Seller or any of their Affiliates.

(b)               Except as set forth on Section 3.18(b) of the Disclosure Schedules, none of the or any of their Immediate Family Members: (i) has any direct or indirect financial interest in any Person with whom the Company has consummated or entered into any Material Contract; (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that is necessary for the conduct of the business of the Company; or (iii) has any contractual or financial relationship or arrangement with, or otherwise receives or has the right to receive any payments from, any Person with whom the Company has consummated or entered into any Material Contract.

Section 3.19        Bank Accounts. Section 3.19 of the Disclosure Schedules sets forth a complete and correct list showing all banks in which the Company maintains a bank account or safe deposit box (collectively, the “Bank Accounts”), together with, as to each Bank Account, the account number, and the names of all signatories thereon.

Section 3.20        Corruption and Anti-Terrorism.

(a)                None of the Company or any of its Affiliates, officers, directors, employees, agents or any other person authorized to act on behalf of the Company, has (i) used any of the funds of the Company for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to governmental officials or others, or established or maintained any unlawful or unrecorded funds, in each case, in violation of Section 30A of the Securities Exchange Act of 1934 (Foreign Corrupt Practices Act of 1977 (15 USC §78dd-1)), or any other foreign, provincial, federal or state Laws or (ii) accepted or received for or on behalf of the Company any unlawful contributions, payments, expenditures or gifts.

(b)               The Company is and has been in compliance with all Laws relating to anti-money laundering or anti-terrorism, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively with the Patriot Act and any other antiterrorism Laws, “Anti-Terrorism Laws”). The Company is not a Person with whom Buyer is restricted from doing business under any of the Anti-Terrorism Laws, including Persons named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

Section 3.21        Material Customers and Material Suppliers.

(a)                Section 3.21(b) of the Disclosure Schedules sets forth the names and dollar amounts of the ten (10) largest customers (based on revenue) of the Company for the twelve (12) month period ended December 31, 2018. The Company has not received any written notice, and does not otherwise have any Knowledge that any such customer intends to cancel, modify or otherwise change its relationship with the Company in any material manner.

(b)               Section 3.21(a) of the Disclosure Schedules sets forth the names and dollar amounts of each of the ten (10) largest suppliers (based on expenditures) of the Company for the twelve (12) month period ended December 31, 2018. The Company has not received any written notice, and does not otherwise have any Knowledge that any such supplier intends to cancel, modify or otherwise change its relationship with the Company in any material manner.

Section 3.22        Accounts Receivable. Each Account Receivable: (i) arose from bona fide transactions in the ordinary course of the Company’s business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or similar laws, (iii) are not subject to any valid set-off or counterclaim, and (iv) to the Knowledge of the Company, it has the right to collect the accounts receivable in the ordinary course of the Business consistent with past practices in the aggregate recorded amounts thereof.

Section 3.23        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller and no brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller shall be paid by the Trust.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING Warrant holders

Each Warrant Holder, as to himself or herself and for no other Warrant Holders, represents and warrants to Buyer that the statements contained in this ARTICLE IV are true, correct and complete as of the date hereof.

Section 4.01        Capacity. Such Warrant Holder has requisite legal capacity to enter into this Agreement and the other Transaction Documents to which such Warrant Holder is a Party. This Agreement and each other Transaction Document to which such Warrant Holder is a Party have been duly executed and delivered by such Warrant Holder, and (assuming due authorization, execution and delivery by the Company, Seller and Buyer) this Agreement and the other Transaction Documents to which such Warrant Holder is a party constitute legal, valid and binding obligations of such Warrant Holder, enforceable against such Warrant Holder in accordance with their terms, except as such enforceability may be limited by ERISA or bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02        No Conflicts; Consents. The execution, delivery and performance by such Warrant Holder of this Agreement and the other Transaction Documents to which such Warrant Holder is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (assuming the passage of time or the giving of notice or both): (a) result in a material violation or breach of any provision of any Law or Governmental Order applicable to such Warrant Holder or any of his or her assets; (b) result in the imposition or creation of a Lien upon or with respect to such Warrant Holder’s Warrant, or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any supplier agreement, distributor agreement, note, bond, mortgage, indenture, deed of trust, lease, agreement or contract to which such Warrant Holder is party or by which any of his or her properties or assets are bound. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Warrant Holder in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03        Warrants. Such Warrant Holder holds of record and owns beneficially the Warrants set forth on Section 4.03 of the Disclosure Schedules listed opposite such Warrant Holder’s name, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Warrant Holder is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require such Warrant Holder to sell, transfer, or otherwise dispose of any capital stock of the Company. Such Warrant Holder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

Section 4.04        Legal Proceedings. Except as set forth in Section 4.04 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or to such Warrant Holder’s knowledge, threatened against or by such Warrant Holder that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this

Agreement or the other Transaction Documents to which such Warrant Holder is party and the consummation of the transactions contemplated hereby or thereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND TRUSTEE

Trustee, not in an individual or corporate capacity but solely as Trustee of the Trust represents and warrants to Buyer that the statements contained in this ARTICLE V are true, correct and complete as of the date hereof.

Section 5.01        Authorization. The Trustee is qualified to serve as Trustee, has been duly appointed as Trustee of the ESOP and has all requisite power and authority, for itself and on behalf of the Trust, to execute, deliver and perform the obligations of Seller under this Agreement and the other Transaction Documents to which Seller is a party. This Agreement and the other Transaction Documents to which Seller is a party and all transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary actions on the part of Seller. This Agreement and the other Transaction Documents to which Seller is a party have been duly executed and delivered by the Trustee, on behalf of the ESOP, and constitute the legal, valid and binding obligation of the ESOP enforceable in accordance with their respective terms, subject to ERISA and bankruptcy, insolvency, reorganization and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 5.02        No Conflicts; Consents. The execution, delivery and performance by the ESOP, Seller and Trustee of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (assuming the passage of time or the giving of notice or both): (a) result in a violation or breach of any provision of the ESOP or the organizational documents of the ESOP; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the ESOP or any agreement to which the ESOP is a party; (c) result in a violation or breach of any judgment, decree, ruling or court order applicable to the ESOP; (d) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration or termination of any right under any agreement to which the ESOP is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the ESOP or the Trust, in connection with the execution and delivery of this Agreement or the Transaction Documents to which they are party and the consummation of the transactions contemplated hereby or thereby.

Section 5.03        Ownership. Except as set forth in Section 5.03 of the Disclosure Schedules, all of the Shares are owned of record by Seller free and clear of all Liens. Immediately upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Liens.

Section 5.04        Legal Proceedings. Except as set forth in Section 5.04 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or to Trustee’s knowledge (which shall include such knowledge that Trustee would reasonably be expected to have in the normal course of exercising his/her/its duties as Trustee), threatened against or by Seller or the Trustee that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the other Transaction Documents to which they are party and the consummation of the transactions contemplated hereby or thereby.

Section 5.05        Investigation. The Trustee acknowledges that the Trustee and the Advisor, acting on behalf of Seller, have had access to the business records and documents of the Company and have made such investigations and due diligence of the Company as each such Person has requested.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to Seller that, except as provided in a schedule to this Agreement, the statements contained in this ARTICLE VI are true and correct as of the date hereof.

Section 6.01        Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, the Company and the Warrant Holders of this Agreement and the other Transaction Documents to which Buyer is a party, constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.02        No Conflicts; Consents. Except as set forth in Section 6.02 of the Disclosure Schedules, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation and bylaws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect on Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect on Buyer.

Section 6.03        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer and no brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer is payable by Buyer.

Section 6.04        Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 6.05        Buyer Common Stock. The ESOP Equity Consideration and the Warrant Holders Equity Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

Section 6.06        SEC Documents. Buyer has filed all required SEC Documents required to be filed by it with the SEC since July 1, 2017. As of their respective dates, the SEC Documents (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Laws applicable to such SEC Documents, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any forms, reports or other documents with the SEC. There have been no material adverse developments in the business of Buyer and its subsidiaries since the respective dates of such SEC Documents that are required to be disclosed pursuant to the Exchange Act that have not been disclosed. Any audited or unaudited financial statements and any notes thereto or schedules included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable Securities Laws) and (iii) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Buyer and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 6.07        Investment Intention. Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any applicable Laws, including any Securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

Section 6.08        Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III (including the related portions of the Disclosure Schedules) and Seller and the Trustee set forth in Article IV (including the related portions of the Disclosure Schedules); and (b) none of the Company, Seller, the Trustee or any other Person makes or has made any representation or warranty as to the Company, Seller or the Trustee or this Agreement, except as expressly set forth in Article III or Article IV (including the related portions of the Disclosure Schedules).

ARTICLE VII
COVENANTS

Section 7.01        Employees; Benefit Plans.

(a)                With respect to any employee benefit plan maintained by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Employee who remains employed immediately after the Closing (“Company Continuing Employee”) will participate effective as of or after the Closing, Buyer shall recognize all service of the Company Continuing Employees with the Company, as the case may be, as if such service were with Buyer and its Affiliates, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, (y) such service was not recognized under the corresponding Benefit Plan, or (z) such recognition applies to any Buyer Benefit Plan that is a defined benefit plan (qualified or otherwise).

(b)               This Section 7.01 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 7.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this Section 7.01 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 7.02        Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 7.03        Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.04        Transfer Taxes; Tax Refunds.

(a)                All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne by Seller. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(b)               All refunds of Taxes relating to the Company with respect to any Pre-Closing Period will be for the account of Seller. To the extent the Company receives any such refund after the Closing Date, Buyer shall, or shall cause the Company to, pay the amount of such refund to Seller within five (5) Business Days of receipt.

Section 7.05        338(h)(10) Election.

(a)                Trustee, on behalf of Seller and Buyer shall join in timely making (or causing to be timely made) the Section 338(h)(10) Election. Buyer shall prepare and file, or cause to be prepared and filed, all forms or documents as are required by applicable Law for an effective 338(h)(10) Election, including, but not limited to IRS Form 8023, which forms and documents shall be prepared substantially in compliance with the Allocation Schedule as defined below and in accordance with the rules set forth therein (the “338(h)(10) Election Forms”). In this regard, Seller will provide to Buyer at or prior to the Closing two (2) originally executed IRS Forms 8023 (together with any schedules or attachments thereto) consenting to the making of the 338(h)(10) Election, to be held in escrow by Buyer’s counsel pending the Closing. Trustee, on behalf of Seller shall at all times cooperate with Buyer in the making of the 338(h)(10) Election and executing such 338(h)(10) Election Forms.

(b)               The Company and Buyer shall file all Tax Returns in a manner consistent with the 338(h)(10) Election and will not take any position contrary thereto unless required to do so by applicable Laws.

(c)                Seller shall not revoke the Company’s election to be taxed as, or take or allow any action (other than the transactions contemplated by this Agreement) that would result in the termination of the Company’s status as, a validly existing S corporation with the meanings of Code Section 1361, the Treasury Regulations promulgated thereunder or any analogous or similar provision of state or local Law.

Section 7.06        Purchase Price Allocation. Buyer and the Company shall file all Income Tax Returns for their respective tax years in which the Closing occurs in a manner that reflects an allocation of the Purchase Price and other items of consideration under the Code and Treasury Regulations promulgated thereunder in accordance with the schedule prepared by Buyer (the “Allocation Schedule”). Buyer and the Company agree (i) that the Allocation Schedule shall be prepared in accordance with Code Sections 338 and 1060, as applicable, and the Treasury Regulations promulgated thereunder, (ii) to prepare and timely file all Tax Returns, including, but not limited to Internal Revenue Service Form Forms 8594 and, if applicable, 8883, (and all supplements thereto) in a manner consistent with the Allocation Schedule, and (iii) in the course of any examination, audit or other proceeding with respect to any Tax Return or Tax, will take no position, and cause its Affiliates to take no position, inconsistent with the Allocation Schedule for Tax purposes, unless required by applicable Law. The Parties will revise the Allocation Schedule in accordance with the principles set forth herein to the extent necessary to reflect any post-Closing payment or adjustment made pursuant to or in connection with this Agreement. The Parties will not otherwise revise the Allocation Schedule for Tax purposes, unless required by applicable Law.

Section 7.07        Amendments to Plans; Post-Closing Administration.

(a)                The Company shall adopt board resolutions and Benefit Plan amendments, to the extent necessary, effective as of and subject to the consummation of the Closing, providing for the termination of any Benefit Plan (other than the ESOP) that Buyer directs the Company to so terminate prior to the Closing. The form and substance of any resolutions, plan amendments, documents or notices required to effect any such termination shall be subject to review and approval of Buyer in advance of execution and performance. The termination and payout of any such plan that is subject to Section 409A of the Code shall be consummated consistent with the rules under Section 409A of the Code.

(b)               The Company shall adopt board resolutions and Plan amendments effective as of or prior to the Closing, subject to the consummation of the Closing, providing for (i) freeze and suspension of eligibility, entry and further benefit accruals under the ESOP effective as of the Closing, such that no further employees will become eligible under the ESOP and no further contributions shall be made to the ESOP, in each case after the Closing; (ii) 100% vesting of all participants and all eligible beneficiaries in all benefits under the ESOP; and (iii) such other amendments as Buyer may direct and as agreed to by the Company, such agreement not to be unreasonably withheld or delayed. The form and substance of any resolutions, plan amendments, documents or notices required to effect any of the foregoing shall be subject to review and approval of Buyer in advance of execution and performance. All costs and expenses of the foregoing with respect to actions to be taken shall be a Transaction Expense of the Company.

(c)                The Company then shall adopt board resolutions and a Plan amendment, no later than six (6) months after the Closing, providing for (i) termination of the ESOP as of the six (6) month anniversary of the Closing, (ii) submission to the Internal Revenue Service of an application for an IRS determination letter that the ESOP is qualified as of the termination of the ESOP, as soon as administratively practicable thereafter, and (iii) distribution of ESOP accounts consistent with the terms of the Plan as follows: (i) one-third (1/3) of each ESOP participant’s account in the form of one-third (1/3) of the cash and cash equivalents and one-third (1/3) of the number of shares of Buyer Common Stock then held in the ESOP account, as soon as administratively practicable after the six (6)-month anniversary of the Closing; and (ii) the remainder of each ESOP participant’s account, as soon as administratively practicable after receipt from the Internal Revenue Service of a favorable IRS determination letter on the tax-qualified status of the ESOP; provided, however, if a favorable IRS determination letter on the tax-qualified status of the ESOP is not received by the nine (9)-month anniversary of the Closing, the Company shall cause the distribution of one-half (1/2) of each ESOP participant’s remaining ESOP account in the form of one-half (1/2) of the cash and cash equivalents and one-half (1/2) of the number of shares of Buyer Common Stock then held in the ESOP account, as soon as administratively practicable after the nine (9)-month anniversary of the Closing, and, if a favorable IRS determination letter on the tax-qualified status of the ESOP is not received by the twelve (12)-month anniversary of the Closing, the Company shall cause the distribution of the remaining shares of Buyer Common Stock then held in the ESOP account, as soon as administratively practicable after the twelve (12)-month anniversary of the Closing, with the remainder of the ESOP participant’s ESOP account to be held and distributed as soon as administratively practicable after receipt from the Internal Revenue Service of a favorable IRS determination letter on the tax-qualified status of the ESOP. After distribution of the shares of Buyer Common Stock, the ESOP participants or the accounts to which the shares of the ESOP participant’s Buyer Common Stock were distributed may elect to sell any shares of Buyer Common Stock received to the extent permitted by law and any legal lock-up restrictions and securities requirements. Nothing herein however shall prohibit the ESOP from adjusting ESOP accounts or making such corrections, or recouping or requiring the repayment of any amounts previously distributed from the ESOP, as required to maintain the tax-qualified status of the ESOP and/or obtain from the Internal Revenue Service a favorable IRS determination letter on the tax-qualified status of the ESOP at the time of termination. All costs and expenses of the foregoing with respect to the actions to be taken shall be at the sole cost and expense of Buyer (and not considered a Transaction Expense of the Company). Buyer agrees to cause the Company to make, in a timely manner, all amendments to the ESOP as may be reasonably required by the IRS as a condition of a favorable determination letter in connection with the IRS determination letter submission on the tax-qualified status of the ESOP as of termination. Buyer shall cause the Company to keep the Trustee apprised of the status of the IRS determination letter submission and to provide notice to the Trustee within ten (10) Business Days of receipt any communications with, and inquiries or requests for information from, the IRS in connection with the matters described in this section or otherwise with respect to the ESOP, the Department of Labor, any participant or any other person, including a copy of the IRS favorable determination letter.

(d)               The Company shall take such actions and adopt such amendments as may reasonably be necessary to maintain the tax-qualified status of the ESOP and the tax exempt status of the related trust under the Code until the termination of the ESOP, distribution of plan assets and related administration are completed.

(e)                Should First Bankers Trust Services, Inc. cease to serve as the trustee of the ESOP, Buyer agrees to cause the Company to appoint as the successor trustee an institutional fiduciary to serve in the capacity as trustee of the ESOP, to the extent an institutional fiduciary is reasonably available and willing to serve, and to cause the Company to promptly notify First

Bankers Trust Services, Inc. of any proposed termination of First Bankers Trust Services, Inc. as trustee of the ESOP.

(f)                Prior to the Closing, the Company will make a contribution to the ESOP (the “Company’s 2018 Contribution”) for the plan year ending December 31, 2018 in an amount equal to the maximum amount allowable under Code Section 404 to be used to pay accrued interest and principal on the outstanding loan balance under that certain ESOP Loan Agreement, dated as of July 16, 2009, by and between the Trust and the Company (the “ESOP Loan”). Shares released from the ESOP’s unallocated company stock suspense account by reason of the Company’s 2018 Contribution will be allocated to the accounts of eligible participants in accordance with the terms of the Plan. Effective as of the Closing, the Company and the ESOP will settle the ESOP Loan as follows: (i) the ESOP will return shares held in its unallocated company stock suspense account having a fair market value equal to the outstanding principal due on the ESOP Loan (after the Company’s 2018 Contribution and payment of all accrued interest), and (ii) the remaining shares, if any, held in the ESOP’s unallocated company stock suspense account will be allocated to participants and beneficiaries as of the loan settlement date proportionately based on their Company stock account balances under the ESOP at such time (determined after the allocation of shares triggered by the Company’s 2018 Contribution), and (iii) there will be no ESOP Loan outstanding as of the Closing.

Section 7.08        Conduct of Business. Except as expressly contemplated by this Agreement, as set forth in Section 7.08 of the Disclosure Schedules, or as Buyer may otherwise consent in writing, at all times from the date of this Agreement until the earlier to occur of the Closing or the valid termination of this Agreement in accordance with the terms hereof, the Company shall (the “Pre-Closing Period”):

(a)                operate the Company’s Business in the usual, regular, and ordinary course consistent with past practice;

(b)               take all reasonable steps to preserve and protect the assets of the Company in good working order and condition, ordinary wear and tear excepted;

(c)                comply with all requirements of Law, Permits, and material contractual obligations applicable to the operation of the Company’s business;

(d)               use commercially reasonable efforts to preserve intact the Business of the Company, keep available the services of the Company’s officers, employees, and agents and maintain the Company’s current relations and good will with suppliers, customers, licensors, landlords, creditors, employees, agents, and others having business relationships with the Company, including by promptly paying all amounts owing to such Persons as and when such amounts are due (other than amounts being disputed in good faith);

(e)                continue in full force and effect all insurance coverage pertaining to the business of the Company or its assets that are in effect as of the date of this Agreement or obtain substantially equivalent policies;

(f)                confer with Buyer prior to implementing business operational decisions that materially impact the business of the Company, and report periodically to Buyer concerning the status of the business of the Company; and

(g)               maintain the books and records of the Company in the ordinary course of business consistent with past practice.

Section 7.09        Restrictions on Business. Except as expressly contemplated by this Agreement, Sections 7.08 or 7.09 of the Disclosure Schedules, or as Buyer may otherwise consent in writing, such consent not to be unreasonably withheld, at all times during the Pre-Closing Period, the Company shall not:

(a)                amend any of its Organizational Documents;

(b)               authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock, or any other securities or other ownership interests of the Company;

(c)                split, combine or reclassify any shares of capital stock or other ownership interests, or declare, set aside or pay any dividend or other distribution to any member, or otherwise in respect of its capital stock or other ownership interests or redeem or otherwise acquire any of its securities or other ownership interests;

(d)               (A) incur or assume any Indebtedness, other than (i) trade payables incurred in the ordinary course of the business of the Company consistent with past practice (but in any event not any Indebtedness to Seller or any of their Affiliates) and (ii) the Warrant Holders Notes; (B) assume, guarantee, endorse (except for checks or other negotiable instruments in the ordinary course of business) or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any other Person; or (C) make any loans, advances or capital contributions to, or investments in, any other Person;

(e)                adopt, modify or terminate any (i) employment, severance, retention, change in control or other compensation or benefit agreement, plan or arrangement with any current or former employees, officers, directors, independent contractors or consultants of the Company, or (ii) other than as required by Law, any Benefit Plan or any plan or arrangement that would constitute a Benefit Plan if in existence on the date hereof;

(f)                except in the ordinary course of business consistent with past practices of the Company and not in excess of $35,000 (individually or cumulative), acquire, sell, lease, transfer or dispose of any properties or assets of the Company or enter into any other commitment or transaction that is material to the Company;

(g)               modify, other than in an immaterial manner, any policy or procedure with respect to the collection of receivables;

(h)               pay, discharge or satisfy before it is due any material claim or liability of the Company or fail to pay any such item in a timely manner, in each case except in accordance with the Company’s prior practices;

(i)                 cancel any debts or waive any claims or rights of material value;

(j)                 except to the extent required by Law, change any accounting principle or method or make any election for purposes of foreign, federal, state or local income Taxes;

(k)               take or suffer any action that would result in (A) the creation, or consent to the imposition, of any Lien on any of the properties or assets of the Company or (B) the cancellation, termination, lapse or non-renewal of any insurance policy (unless such policy is replaced with comparable insurance);

(l)                 except in the ordinary course of business consistent with past practices of the Company and not in excess of $35,000 (individually or cumulative), make or incur any expenditure, lease or commitment for additions to property or equipment or other tangible assets;

(m)             enter into any contract restricting in any material respect the operation of the Business;

(n)               make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any Tax claim or assessment, file any amended Tax Return, any material Tax Return, or any claim for Tax refund, or extend or waive the limitation period applicable to any Tax claim or assessment, in each case to the extent that it would affect the assets or business of the Company after the Closing;

(o)               (i) grant any bonuses, whether monetary or otherwise, or increase wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Company or their spouses, dependents or beneficiaries except (1) in the ordinary course of business consistent with past practices of the Companies and so long as not in excess of $35,000 (individually or cumulative), (2) as required by Law or (3) as provided for in any existing written agreements as of the date hereof; (ii) change the terms of employment or service for any such person; or (iii) take any action to increase the amount of or accelerate the vesting, funding or payment of any compensation or benefits to any such person;

(p)               grant any severance, change-in-control, or similar pay benefits (in cash or otherwise) to any current or former employee, officer, director, independent contractor or consultant of the Company or their spouses, dependents, or beneficiaries;

(q)               establish, amend or terminate any Benefit Plan, except as required by applicable Law or as specifically provided in this Agreement;

(r)                 adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(s)                except in the ordinary course of business consistent with past practice, take or omit to take any action that has or would reasonably be expected to have the effect of accelerating sales to customers or revenues of the business of the Company to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods;

(t)                 fail to make any capital expenditures or commitment therefore as set forth in Section 7.09(s) of the Disclosure Schedules or make any capital expenditures or commitments not otherwise set forth in Section 7.09(s) of the Disclosure Schedules;

(u)               commence any actions, suits, claims, investigations or other legal proceedings relating to the Company other than (i) for the routine collection of amounts owed, or (ii) in such cases where the failure to commence litigation could have a Material Adverse Effect, provided that the Company shall consult with Buyer prior to filing such litigation;

(v)               except in the ordinary course of business consistent with past practices of the Company and so long as not in excess of $35,000 (individually or cumulative), enter into any contract of any kind with any third party, which contract continues after the Closing Date and cannot be terminated by the Company on not more than 30 days’ notice without any liability on the part of the Company;

(w)             except in the ordinary course of business consistent with past practice of the Company, amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of any contract or any Permit;

(x)               except in the ordinary course of Business consistent with past practice, exercise any right or option under or extend or renew any contract;

(y)               enter into or engage in any transaction with the officer, directors, or employee of the Company, any of any of their family members or any Affiliate thereof other than any transaction that is described on Section 3.18(a) and Section 3.18(b) of the Disclosure Schedules or is a Facility Lease;

(z)                except in the ordinary course of business consistent with past practices of the Company and so long as not in excess of $35,000 (individually or cumulative), sell, lease, license, transfer, or otherwise dispose of any assets of the Company;

(aa)            except in the ordinary course of business consistent with past practices of the Company, sell any inventory of the Company; or

(bb)           enter into any contract to do, or take, or agree in writing or otherwise to take or consent to, any of the foregoing actions.

Section 7.10        Access, Information and Nondisclosure. During the Pre-Closing Period, during normal business hours, Company shall, upon reasonable advanced notice, afford to Buyer and its representatives (which shall include Buyer’s Affiliates, lenders, counsel, accountants, and other representatives), reasonable access to the offices, properties, books, contracts, commitments, records, vendor information, and customer information of Company, insofar as the same relate to the Company’s business and does not unreasonably interfere with the conduct of business of the Company, and shall make available to such persons such information (including financial and operating data) concerning the Company as they reasonably may request. Requests for such information shall be discreetly coordinated with Company’s designated representatives, and Company shall use its commercially reasonable efforts to assist Buyer and its representatives in their examination; the Company shall not be obligated to respond to any requests herein that are disruptive in any material respect to the Company’s business (for the avoidance of any doubt, requests included on the due diligence checklist provided to the Company prior to the execution of this Agreement shall not be considered disruptive). The Parties acknowledge that Company and Buyer have entered into a Mutual Nondisclosure Agreement, dated September 11, 2015 (the “Nondisclosure Agreement”), the terms of which are hereby incorporated by this reference, and Buyer confirms that Buyer will comply with their respective obligations thereunder and Buyer shall cause its representatives to comply with such obligations as if such representatives were a party to such Nondisclosure Agreement.

Section 7.11        Regulatory and Other Approvals. Each of Buyer, Seller and the Company shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to: (i) obtain all consents and approvals of, make all filings with and give all notices to each Governmental Authority or any other Person that are required to be obtained, made or given by Buyer, Seller or the Company, as the case may be, including but not limited to all of the consents and approvals listed in Sections 3.02, 4.02, 5.02 and 6.02 of the Disclosure Schedules in order to consummate the transactions contemplated by this Agreement and the Transaction Documents, including but not limited to in compliance with all applicable Laws and all contracts, and (ii) satisfy each other condition to the obligations of the Parties contained in this Agreement.

Section 7.12        Investigations. During the Pre-Closing Period, the Company shall, and shall cause all of the officers, directors, employees, agents, accountants and counsel or other agents and Representatives of the Company to, (i) promptly afford the Representatives of Buyer, during normal business hours, access to (A) the offices, books, Contracts and records of the Company and any records concerning the Company maintained and accumulated by it and its Representatives, and (B) those Representatives of the Company who have knowledge relating to the Business, and (ii) promptly furnish to Buyer and Representatives of Buyer such additional financial and operating data and other information regarding the Company or the Business (including, without limitation, any contracts or Permits in effect as of the date hereof and any contracts or Permits being negotiated or entered into between the date hereof and the Closing Date), properties and goodwill as Buyer from time to time reasonably request. All such investigations by Buyer and its Representatives shall be performed at such times and locations as are reasonably mutually agreed to by the Parties and shall be performed upon reasonable prior written notice to the Company and in a manner that shall not be disruptive to the operations of the Business.

Section 7.13        No Shop. During the Pre-Closing Period, Seller and the Company shall not, and Company shall not permit any of their respective directors, officers, brokers, employees or Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller, the Company or any such Affiliate) to, take, directly or indirectly, any action to initiate, assist, solicit, receive, participate, negotiate, encourage (including, without limitation, by way of furnishing non-public information) or accept any offer or inquiry from any Person (a) to engage in any Business Combination with Seller or the Company, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or to engage in any discussions or negotiations with respect to, or otherwise attempt to consummate, any Business Combination with Seller or the Company or (c) to furnish or cause to be furnished any information with respect to the Company to any Person (other than as contemplated by Section 7.10) which Seller, the Company or any such Affiliate knows or has reason to believe is in the process of considering any Business Combination with regard to the Company. Seller and the Company shall immediately terminate (in writing, with a copy to Buyer) any and all discussions or negotiations of any type described in the first sentence of this Section 7.13. If, during the Pre-Closing Period, Seller or the Company receives or becomes aware that any of Seller, the Company or any Affiliate thereof (or any such Person acting for or on their behalf) has received from any Person (other than Buyer) any offer, inquiry or informational request referred to in the first sentence of this Section 7.13, the Company shall promptly advise such Person, by written notice, of the terms of this Section 7.13 and shall promptly, orally and in writing, advise Buyer of such offer, inquiry or request and deliver a copy of such notice to Buyer. The restrictions on the activities provided in this Section 7.13 shall terminate upon any termination of this Agreement.

Section 7.14        Release of Liens. At the Closing, the Company shall cause all Liens on any Contract to which the Company is a party or on the assets of the Company to be released.

Section 7.15        Business Relationships. Until the Closing, the Company shall cooperate with the reasonable requests of Buyer in Buyer’s efforts to continue and maintain for the benefit of Buyer and the Company those business relationships of the Business existing prior to the Closing, including relationships with customers, suppliers and others.

Section 7.16        Financing. Buyer shall use its commercially reasonable efforts to obtain debt to fund the transactions contemplated hereby and other transactions expected to be consummated on the Closing Date. Upon request of Buyer, the Company shall provide reasonable cooperation and assistance to Buyer in connection with any debt financing contemplated by Buyer for the funding of the transactions contemplated by this Agreement.

Section 7.17        Termination. This Agreement may be terminated:

(a)                by the mutual consent of Buyer and Seller;

(b)               by Buyer if any condition in Section 8.05 has not been satisfied or if the required items therein have not been delivered as of the Closing Date or if satisfaction of such a condition or delivery of an item by such date is or becomes impossible (in either case, other than as a result of a breach or default by Buyer in the performance of its obligations hereunder) and Buyer has not waived such condition in writing at or prior to the Closing Date;

(c)                by Trustee acting on behalf of Seller, if any condition in Section 8.03 or the condition in Section 8.04 has not been satisfied or if the required items therein have not been delivered as of the Closing Date or if satisfaction of such a condition or delivery of an item by such date is or becomes impossible (in either case other than as a result of a breach or default by any of the Company or Seller in the performance of their obligations hereunder) and Trustee acting on behalf of Seller has not waived such condition in writing at or prior to the Closing Date;

(d)               by any Party (other than a Party that is in material default of its obligations under this Agreement) if the Closing has not occurred on or before February 28, 2018; or

(e)                by any Party if the other Party materially breaches any of the covenants or agreements in this ARTICLE VII or elsewhere in the Agreement provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the nonbreaching Party.

Section 7.18        Effect of Termination.

If this Agreement is terminated, all obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated because of fraud or an uncured willful or intentional breach of this Agreement by the non-terminating party, or because one or more of the conditions to the terminating party’s obligations to close is not satisfied as a result of the non-terminating party’s uncured willful or intentional breach of its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Section 7.19        Sale of Buyer Common Stock. Each of Seller and the Company acknowledge and agree that the shares of Buyer Common Stock issuable to Seller pursuant to Section 2.02(a) shall constitute “restricted securities” within the meaning of Rule 144 of the Securities Act and will be issued in a private placement transaction in reliance upon the exemption from the registration and prospectus delivery requirements of Section 5 of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The certificates evidencing the shares of Buyer Common Stock to be issued to Seller pursuant to Section 2.02(a) shall bear appropriate legends to identify such privately placed shares as being “restricted securities” under the Securities Act to comply with state and federal securities laws and, if applicable, to notice the restrictions on transfer of such shares. For so long as the ESOP is a holder of Buyer Common Stock, Buyer agrees to use commercially reasonable efforts to timely (or within the periods permitted under Rule 12b-25 of the Exchange Act) file with the SEC all reports required to be so filed under the Exchange Act, and the Buyer will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

Section 7.20        Warrants. No later than one (1) Business day following the date hereof, the Company shall deliver to the Warrant Holders written notice (the “Sale Notice”) of the proposed Stock Purchase. Within ten (10) Business Days of the Closing Date, each Warrant Holder shall, in accordance with Section 2(f) of each Warrant, put such Warrant Holder’s Warrant to the Company by delivering to the Company written notice (the “Put Notice”) of such Warrant Holder’s election to put such Warrant Holder’s warrant to the Company. Upon receipt of the Put Notice, the Company shall pay the put price for each Warrant by delivering to each Warrant Holder a promissory note pursuant to Section 2(f)(ii) of each Warrant.

Section 7.21        2018 Audited Financial Statements. The Company will prepare, or cause to be prepared, at its expense audited consolidated financial statements consisting of the consolidated balance sheet of the Company as at December 31, 2018 and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended (the “2018 Audited Financial Statements”), and such 2018 Audited Financial Statements will be prepared in accordance with the Accounting Principles applied on a consistent basis throughout the period involved and will fairly present in all material respects the financial condition of the Company as of the date they were prepared and the results of the operations of the Company for the period indicated. The cost and expense of the Company’s outside auditor in preparing the 2018 Audited Financial Statements shall be a Transaction Expense if incurred prior to the Closing or deducted from the Escrow if incurred after the Closing.

ARTICLE VIII
CLOSING CONDITIONS AND DELIVERABLES

Section 8.01        Company Deliveries. At or prior to the Closing, Company shall deliver, or cause to be delivered to Buyer, the following (which shall be in addition to the deliveries required to be delivered pursuant to ARTICLE II):

(a)                A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are (i) the certificate of incorporation for the Company, certified by the Secretary of State of the Commonwealth of Pennsylvania; (ii) the bylaws of the Company; and (iii) true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(b)               A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;

(c)                Good standing certificates of the Company issued by the Secretary of State of the States of Pennsylvania, Maryland, Delaware, New Jersey, Virginia, and West Virginia;

(d)               Each of the other Transaction Documents to which Company, Warrant Holders or Warrant Holder Representative is a party;

(e)                All consents, authorizations, orders and approvals from all third parties referred to on Sections 3.04, 4.02 and 5.02 of the Disclosure Schedules in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked;

(f)                Written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 8.01(g) of the Disclosure Schedules;

(g)               Evidence in form and substance reasonably satisfactory to Buyer that all Benefit Plans, including but not those limited to those set forth in Section 7.10, have been terminated as of the Closing Date and/or amended and all other related actions have been taken, as requested by Buyer;

(h)               Payoff letters (with wire instructions) with respect to the termination of all documents and agreements evidencing Indebtedness and signed copies of Form UCC 3s or other applicable form releasing or authorizing the release of all Liens with respect thereto;

(i)                 Payoff letters (with wire instructions) with respect to all Transaction Expenses, including payments of any transaction bonuses, change in control payments or phantom equity awards, with corresponding executed written releases from the counterparties thereto with respect to full payment thereof by the Company;

(j)                 A certificate, dated the Closing Date and signed by the President and Chief Executive Officer of the Company, and the Warrant Holder Representative, certifying as to the matters set forth in Sections 8.05(a), (b) and (c).

(k)               The Stockholders Agreement, duly signed by each of the Key Employees, and Warrant Holders;

(l)                 The Non-Competition Agreements, duly signed by each of the Key Employees, and Warrant Holders;

(m)             The Facility Leases, duly signed by the lessor and the termination of the Existing Leases, duly signed by the lessor thereunder;

(n)               Evidence of the backlog of the Company as of the Closing Date, to be delivered one (1) business day prior to the Closing; and

(o)               Evidence of the satisfactory resolution, in the sole discretion of Buyer, of any and all pending litigation between the Company and any of its officers, directors, stockholders, or any of their respective Affiliates.

Section 8.02        Trustee Deliveries. At or prior to the Closing, Trustee, on behalf of Seller shall deliver, or cause to be delivered, to Buyer, the following:

(a)                Stock certificates evidencing the Shares (reduced by that number of Shares applied in repayment of the ESOP Loan in Section 7.07(f)), which shall constitute all of the then-issued and outstanding capital stock of the Company, free and clear of Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(b)               A copy of the Fairness Opinion, dated as of the Closing Date, that (i) the consideration to be received by the ESOP hereunder is not less than adequate consideration as that term is defined in Section 3(18) of ERISA and (ii) that the terms of the Stock Purchase and related transactions, taken as a whole, are fair to the ESOP from a financial point of view;

(c)                A copy of a certificate from the Trustee, duly executed by an authorized Person on behalf of the Trustee, substantially the form attached hereto as Exhibit G;

(d)               All consents, authorizations, orders and approvals from all third parties referred to on Section 5.02 of the Disclosure Schedules in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order or approval shall have been revoked;

(e)                Each of the other Transaction Documents to which Seller is a party;

(f)                Two (2) IRS Forms 8023; and

(g)               A certificate, in form satisfactory to Buyer, pursuant to Treasury Regulations Section 1.445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

Section 8.03        Buyer Deliveries. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller and Warrant Holder Representative, the following:

(a)                A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder;

(b)               Cash in an amount equal to Estimated Closing Cash Payment (less the Escrow Amount) by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer;

(c)                Certificates representing the ESOP Equity Consideration and the Warrant Holders Equity Consideration;

(d)               The other Transaction Documents to which Buyer is a party;

(e)                A certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, certifying as to the matters set forth in Sections 8.04(a) and (b); and

(f)                All consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 6.02 of the Disclosure Schedules in form and substance reasonably satisfactory to Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 8.04        Conditions to Obligations of Seller. The obligations of Seller and Warrant Holders to consummate the Closing and the other contemplated transactions shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)                All covenants contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects.

(b)               Each of the representations and warranties of Buyer contained in ARTICLE VI shall be true and correct as of the Closing Date as though made on and as of the Closing Date; except as (i) would not, materially delay, hinder or prevent the consummation of the contemplated transactions by Buyer, or (ii) would not have in the aggregate a Material Adverse Effect on Buyer or its ability to perform its obligations under this Agreement.

(c)                No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the contemplated transactions or the Closing illegal or otherwise restraining or prohibiting consummation thereof.

(d)               The Company shall have adopted the ESOP amendment described in Section 7.07(b) relating to the freeze of the ESOP.

(e)                The Company shall have made the Company’s 2018 Contribution to the ESOP in accordance with Section 7.07(f).

(f)                The Trustee shall: (i) have received the Fairness Opinion dated as of the Closing Date in form and substance reasonably satisfactory to the Trustee, (ii) have concluded that Seller’s agreement to enter into and consummate Seller’s obligations in connection with the transactions that are the subject of this Agreement and the other Transaction Documents do not violate the ERISA Fiduciary Standards, and (iii) be satisfied in its sole discretion as of the Closing Date that the transactions that are the subject of this Agreement and the other Transaction Documents are prudent and in the best interests of the Plan participants and their beneficiaries.

(g)               The Trustee shall have received the Closing Balance Sheet prior to the Closing Date.

(h)               Buyer shall have executed and delivered, or be prepared to execute and deliver, the documents and other items set forth in Section 8.03.

Section 8.05        Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing and the other contemplated transactions shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)                All covenants contained in this Agreement to be complied with by Seller, the Company and Warrant Holders on or before the Closing shall have been complied with in all material respects.

(b)               Other than the Fundamental Representations, each of the representations and warranties concerning the Company contained in ARTICLE III, concerning the Warrant Holders contained in ARTICLE IV, and concerning Seller in ARTICLE V hereof shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or the absence of a Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or the absence of a Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (the accuracy of which shall be determined as of that specified date in all respects).

(c)                Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company, or any change, fact, circumstance, condition, event or effect, or combination of changes, facts, circumstances, conditions, events or effects, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect with respect to the Company;

(d)               There shall not exist any material Liens on any of the assets of the Company.

(e)                Buyer shall have obtained debt financing sufficient to fund the transactions contemplated hereby on the Closing Date, on terms and conditions reasonably acceptable to Buyer.

(f)                No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the contemplated transactions or the Closing illegal or otherwise restraining or prohibiting consummation of such transactions.

(g)               Seller, Warrant Holders, Warrant Holder Representative and the Company shall have executed and delivered, or be prepared to execute and deliver, the documents and other items set forth in Sections 8.01 and 8.02.

ARTICLE IX
INDEMNIFICATION

Section 9.01        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year following the Closing Date; provided, however, that the Fundamental Representations shall survive the Closing and remain in effect until sixty (60) days following the expiration of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 9.02        Escrow. Subject to the other terms and conditions of this ARTICLE IX, Buyer, its Affiliates (including the Company after the Closing Date) and their respective officers, directors, employees and representatives (each, a “Buyer Indemnified Party”) shall be indemnified and held harmless by the Escrow from and against, any and all Losses resulting from, incurred or sustained by, or imposed upon, any Buyer Indemnified Party, based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of the Company contained in ARTICLE III of this Agreement;

(b)               any inaccuracy in or breach of any of the representations or warranties of Warrant Holders contained in ARTICLE IV of this Agreement;

(c)                any inaccuracy in or breach of any of the representations or warranties of Seller or Trustee contained in ARTICLE V of this Agreement;

(d)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller, the Company, Trustee or Warrant Holders pursuant to this Agreement;

(e)                any unpaid Indebtedness or unpaid Transaction Expenses of the Company; and

(f)                any Pre-Closing Taxes.

Section 9.03        Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE IX, Buyer shall indemnify Warrant Holders, Seller, their Affiliates and their respective officers, directors, employees and representatives (each, a “Seller Indemnified Party”), and shall hold Seller Indemnified Parties harmless from and against, any and all Losses resulting from, incurred or sustained by, or imposed upon, any Seller Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of Buyer contained in ARTICLE VI of this Agreement; or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 9.04        Certain Limitations. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX (including, for the avoidance of doubt, the Escrow for a claim made by a Buyer Indemnified Party) is referred to as the “Indemnifying Party”. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)                The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 9.02(a), Section 9.02(b) and Section 9.02(c), on the one hand, or Section 9.03(a) on the other hand, until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a), Section 9.02(b) and Section 9.02(c), on the one hand, or Section 9.03(a), on the other hand, exceeds $25,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible; provided, however, that the Deductible shall not be applicable with respect to breaches of the Fundamental Representations.

(b)               The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to this Agreement, including Section 9.02(a), Section 9.02(b) and Section 9.02(c), on the one hand, or Section 9.03(a), on the other hand, shall not exceed an amount equal to the Escrow Amount (the “Cap”). Without limiting the foregoing, Seller’s, Warrant Holders’ and the Trustee’s liability in all cases following the Closing is limited to amounts remaining available under the Escrow Amount then remaining in the Escrow, and the sole source of payment for any indemnification obligation of Seller and Warrant Holders shall be the escrow fund pursuant to the Escrow Agreement.

(c)                Notwithstanding anything to the contrary set forth in this Section 9.04 or otherwise set forth in this ARTICLE IX, the Deductible shall not be applicable to fraud or any willful or intentional breach of a representation or warranty made by Seller.

(d)               Payments by, or on behalf of, an Indemnifying Party pursuant to Section 9.02 or Section 9.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such claim.

(e)                In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except to the extent any Indemnified Party may become obligated for such damages as a result of a Third-Party Claim.

(f)                The Parties agree that for purposes of determining Losses pursuant to this ARTICLE IX, all qualifiers with respect to materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty shall be disregarded.

(g)               No Indemnified Party shall be entitled to recover more than once from an Indemnifying Party for matters based on the same inaccuracy or breach.

Section 9.05        Indemnification Procedures.

(a)                Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. For claims made against the Escrow by a Buyer Indemnified Party, notice shall also be provided to Seller and the Trustee, who shall be deemed to be an Indemnifying Party under this Section 9.05 solely for the limited purposes of the indemnification claims procedures and resolving claims made by Buyer Indemnified Parties hereunder while any amount in the Escrow remains outstanding. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller or the Trustee, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (y) seeks an injunction or other equitable relief against the Indemnified Party, or (z) involves a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification, subject to the limitations set forth herein, for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 7.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)               Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 9.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.06        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.07        Exclusive Remedies. Subject to Section 2.05 (which shall govern any Closing Working Capital disputes in accordance with the dispute mechanism set forth therein) and Section 8.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims whether based on tort, contract or otherwise (other than claims arising from fraud on the part of a party hereto) in connection with the transactions contemplated by this Agreement for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE IX. Nothing in this shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of intentional fraud by any party hereto.

Section 9.08        Other Limitations. If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it received such indemnity payment (the “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

ARTICLE X
MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that the Company shall be responsible for paying the fees and expenses of the Trustee and its Representatives.

Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient (in each case, with a copy by another allowed method pursuant to this Section 10.02); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:                                             PAC Industries, Inc. Employee Stock Ownership Plan and Trust

c/o First Bankers Trust Services, Inc.

2321 Kochs Lane

P.O. Box 4005

Quincy, IL 62305

Email: Dawn.Goestenkors@FBTServices.com
Attn: Dawn Goestenkors

with a copy to:                                      Seyfarth Shaw LLP
233 S. Wacker Drive, Suite 8000
Chicago, Illinois 60606-6448
Email: slifson@seyfarth.com

Attn.: Steven R. Lifson

If to the Company:                               PAC Industries, Inc.

5341 Jaycee Avenue,

Harrisburg, PA 17112

Fax No.: 717-657-8678

Email: Frank@pacindustries.com

Attn: Frank Costabile, President

with a copy to:                                      Steiker, Greenapple & Fusco, P.C.

555 City Avenue, Suite 910

Bala Cynwyd, PA 19004

Fax No.: 215-508-2500

Email: jsteiker@esoplegal.com
Attn.: James G. Steiker

If to Warrant Holder
Representative, on behalf

of Warrant Holders:                             PAC Industries, Inc.

5341 Jaycee Avenue,

Harrisburg, PA 17112

Fax No.: 717-657-8678

Email: Frank@pacindustries.com

Attn: Frank Costabile, President

If to Buyer:                                            EVI Industries, Inc.

290 Northeast 68th Street

Miami, Florida 33138

Tel. No.: (305) 754-4551

Fax No.: (305) 751-4903

Email: hnahmad@envirostarinc.com

Attn.: Mr. Henry M. Nahmad

with a copy to:                                     Troutman Sanders LLP

875 Third Avenue

New York, New York 10022

Tel. No.: (212) 704-6030

Fax No.: (212) 704-5919

E-mail: joseph.walsh@troutman.com

Attention: Joseph Walsh, Esq.

Section 10.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06    Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08    No Third-Party Beneficiaries. Except as provided in ARTICLE IX, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13    Disclosure Schedules. Any information disclosed in any Schedule shall be deemed fully disclosed for the purposes of all of the Schedules and shall be deemed to qualify all representations and warranties in ARTICLES III, IV and V to the extent such qualification is reasonably apparent from the face of such Schedule. Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in the representations and warranties set forth in ARTICLES III, IV, V or VI or the indemnification provisions of ARTICLE IX nor the inclusion of any items in the Schedules shall be deemed to constitute an admission by the Company, Seller or Buyer, or otherwise imply, that any such amount or such items so included are material for the purposes of this Agreement. The inclusion of, or reference to, any item within any particular Schedule does not constitute an admission by the Company, Seller or Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion on such Schedule.

Section 10.14    Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby. Without limiting the foregoing, FBTS has executed and delivered this Agreement and related documents, not in its individual or corporate capacity, but solely as Trustee of the Trust. Accordingly, the performance of this Agreement and the related documents by FBTS and any and all duties, obligations and liabilities of the Trustee hereunder will be effected by FBTS only as Trustee and not by FBTS in its individual or corporate capacity. Further, any employee, officer or agent of FBTS shall be acting only on behalf of FBTS and shall not be considered to be acting in his or her individual capacity. Neither FBTS nor its officers, employees, directors, agents or shareholders shall have any personal liability or obligation of any nature whatsoever by virtue of the execution and delivery of this Agreement and the related documents or the representations, covenants or warranties contained therein.

Section 10.15    Warrant Holder Representative. Each Warrant Holder hereby irrevocably appoints Warrant Holder Representative as agent and attorney-in-fact for such Warrant Holder, with full power and authority to represent Warrant Holders and Warrant Holders’ successors and assigns with respect to all matters arising under this Agreement and the other Transaction Documents and all actions taken by Warrant Holder Representative under this Agreement or such other Transaction Documents will be binding upon Warrant Holders and Warrant Holders’ successors and assigns as if expressly ratified and confirmed in writing by them. Without limiting the generality of the foregoing, Warrant Holder Representative has full power and authority, on behalf of Warrant Holders and Warrant Holders’ successors and assigns, (i) to accept on behalf of Warrant Holders any and all payments of Purchase Price or other amounts payable hereunder and to distribute such payments to Warrant Holders in proportion to their respective ownership of such Warrants; (ii) to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any claim under this Agreement or such other Transaction Documents, (iii) to negotiate and compromise any dispute that may arise under this Agreement or such other Transaction Document, and (iv) to sign any releases or other documents with respect to any such dispute. Each Warrant Holder will be deemed a party or a signatory to any agreement, document, instrument or certificate for which Warrant Holder Representative signs on behalf of such Warrant Holders. All decisions, actions and instructions by Warrant Holder Representative, including the defense or settlement of any claims for which any Warrant Holder may be required to indemnify any Buyer Indemnified Party pursuant to ARTICLE IX hereof, will be conclusive and binding on Warrant Holders and Warrant Holders have no right to object, dissent, protest or otherwise contest the same. The Warrant Holder will also pay and indemnify and hold harmless Seller and any Buyer Indemnified Party from and against any Losses that they may suffer or sustain as the result of any claim by any Person that an action taken by Warrant Holder Representative on behalf of Warrant Holders is not binding on, or enforceable against, Warrant Holder Representative. Seller and the Buyer each has the right to rely conclusively on the instructions and decisions of the Warrant Holder Representative as to the settlement of any claims for indemnification by the Buyer pursuant to ARTICLE IX hereof, or any other actions required to be taken by the Warrant Holder Representative hereunder, and no Party hereunder will have any cause of action against Seller or the Buyer for any action taken by Seller or the Buyer in reliance upon the instructions or decisions of the Warrant Holder Representative. The appointment of Warrant Holder Representative is an agency coupled with an interest and is irrevocable and any action taken by Warrant Holder Representative pursuant to the authority granted in this Section 10.15 is effective and absolutely binding on Warrant Holders notwithstanding any contrary action of or direction from Warrant Holders. The death or incapacity, or dissolution or other termination of existence, of any Warrant Holder does not terminate the authority and agency of the Warrant Holder Representative (or successor thereto). The provisions of this Section 10.15 are binding upon the executors, heirs, legal representatives and successors of Warrant Holders, and any references in this Agreement to Warrant Holders means and includes the successors to Warrant Holders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

PAC INDUSTRIES, INC.

By	:/s/ Frank Costabile
Name: Frank Costabile
Title: President

TRUSTEE:

PAC INDUSTRIES, INC. EMPLOYEE STOCK OWNERSHIP TRUST

By:	/s/ Dawn Goestenkors, EVP
First Bankers Trust Services, Inc., not in its corporate
capacity, but solely in its capacity as Trustee of the
PAC Industries, Inc. Employee Stock Ownership Trust

BUYER:

EVI INDUSTRIES, INC.

By:	/s/ Henry M. Nahmad
Name: Henry M. Nahmad
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

WARRANT HOLDERS:

/s/ Kaitlyn A. Costabile
Kaitlyn A. Costabile

/s/ Phillip A. Costabile II
Philip A. Costabile II

/s/ Christina Marie Costabile
Christina Marie Costabile

/s/ Emily M. Bradbury
Emily M. Bradbury

/s/ Karrah D. Devlin
Karrah D. Devlin

/s/ Sommer Costabile
Sommer Costabile

/s/ Rocco J. Costabile
Rocco J. Costabile

WARRANT HOLDER REPRESENTATIVE:

/s/ Frank Costabile
Frank Costabile

[Signature Page to Stock Purchase Agreement]